                                   [LOGO OF TORCHMARK CORPORATION APPEARS HERE]

                                                                 March 27, 1998

To the Stockholders of
 Torchmark Corporation:

  Torchmark's 1998 annual meeting of stockholders will be held in the auditorium at the executive offices of the Company, 2001 Third Avenue South, Birmingham, Alabama at 10:00 a.m., Central Daylight Time, on Thursday, April 23, 1998.

  The accompanying formal notice and proxy statement discuss matters which will be presented for a stockholder vote. If you have any questions or comments about the matters discussed in the proxy statement or about the operations of your Company, we will be pleased to hear from you.

  It is important that your shares be voted at this meeting. Please mark, sign, and return your proxy. If you attend the meeting in person, you may withdraw your proxy and vote your stock if you desire to do so.

  We hope that you will take this opportunity to meet with us to discuss the results and operations of the Company during 1997.

                                          Sincerely,

                                          /s/ R.K. Richey

                                          R. K. Richey
                                          Chairman


                                          /s/ C. B. Hudson

                                          C. B. Hudson
                                          Chief Operating Officer

                 --------------------------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 23, 1998

                 --------------------------------------------

To the Holders of Common Stock of
 Torchmark Corporation

  The annual meeting of stockholders of Torchmark Corporation will be held at the executive offices of the Company, 2001 Third Avenue South, Birmingham, Alabama 35233 on Thursday, April 23, 1998 at 10:00 a.m., Central Daylight Time, for the following purposes:

    (1) To elect the nominees shown in the proxy statement as directors to serve for three year terms or until their successors have been duly elected and qualified.
    (2) To approve the Torchmark Corporation 1998 Stock Incentive Plan.

    (3) To consider the appointment of independent auditors.

    (4) To transact such other business as may properly come before the meeting.

  These matters are more fully discussed in the accompanying proxy statement.

  The close of business on Thursday, March 5, 1998 has been fixed as the date for determining the stockholders who are entitled to notice of and to vote at the annual meeting. All stockholders, whether or not they expect to attend the annual meeting in person, are requested to mark, date, sign, and return the enclosed form of proxy in the accompanying envelope. Your proxy may be revoked at any time before it is voted.

  The annual meeting for which this notice is given may be adjourned from time to time without further notice other than announcement at the meeting or any adjournment thereof. Any business for which notice is hereby given may be transacted at any such adjourned meeting.

                                          By Order of the Board of Directors


                                          /s/ Carol A. McCoy

                                          Carol A. McCoy
                                          Associate Counsel & Secretary

Birmingham, Alabama
March 27, 1998

                                PROXY STATEMENT

SOLICITATION OF PROXIES

  The Board of Directors of Torchmark Corporation (the "Company" or "Torchmark") solicits your proxy in the form enclosed with this statement for use at the annual meeting of stockholders to be held at the executive offices of the Company, 2001 Third Avenue South, Birmingham, Alabama 35233 at 10:00 a.m., Central Daylight Time, on Thursday, April 23, 1998, and at any adjournment of such meeting. R. K. Richey and C.B. Hudson are named as proxies in the form and have been designated as directors' proxies by the Board of Directors.

  When the enclosed proxy/direction card is returned, properly executed, and in time for the meeting, the shares represented thereby will be voted at the meeting. All proxies will be voted in accordance with the instructions set forth on the proxy/direction card, but if proxies which are executed and returned do not specify a vote on the proposals considered, the proxies will be voted FOR such proposals. Any stockholder giving a proxy has the right to revoke it by giving written notice of revocation to the Secretary of the Company (at the address set forth above) at any time before the proxy is voted.

  The card is considered to be voting instructions furnished to the respective trustees of the Torchmark Corporation Savings and Investment Plan, the Waddell & Reed Financial, Inc. Savings and Investment Plan, the Liberty National Life Insurance Company 401(k) Plan and the Profit-Sharing and Retirement Plan of Liberty National Life Insurance Company with respect to shares allocated to individual accounts under such plans. To the extent that account information is the same, participants in one or more of the plans who are also shareholders of record will receive a single card representing all shares. If a plan participant does not return a proxy/direction card to the Company, the trustees of a plan in which shares are allocated to his or her individual account will vote such shares in the same proportion as the total shares in such plan for which directions have been received.

  A simple majority vote of the holders of the issued and outstanding common stock of the Company represented in person or by proxy at the stockholders meeting is required to elect directors and approve all other matters put to a vote of stockholders. Abstentions are considered as shares present and entitled to vote and therefore have the same legal effect as a vote against a matter presented at the meeting. Any shares regarding which a broker or nominee does not have discretionary voting authority under applicable New York Stock Exchange rules will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes.

RECORD DATE AND VOTING STOCK

  Each stockholder of record at the close of business on March 5, 1998 is entitled to one vote for each share of common stock held on that date upon each matter to be voted on by the stockholders at the meeting. At the close of business on March 5, 1998, there were 140,286,468 shares of common capital stock of the Company outstanding (not including 142,088,564 shares held by the Company and its subsidiaries which are non-voting while so held). There is no cumulative voting of the common stock.

PRINCIPAL STOCKHOLDERS

  The following table lists all persons known to be the beneficial owner of more than five percent of the Company's outstanding common stock as of December 31, 1997.

                                               PERCENT OF
        NAME AND ADDRESS   NUMBER OF SHARES(1)   CLASS
        ----------------   ------------------- ----------
   AMVESCAP PLC                 9,225,730         6.6%
    11 Devonshire Square
    London EC2M 4YR
    England

--------
(1) All stock reported is held by holding companies (AVZ Inc., AIM Management Group Inc., AMVESCAP Group Services, Inc., INVESCO, Inc. and INVESCO North American Holdings, Inc.) and investment advisers (INVESCO Capital Management, Inc. and INVESCO Funds Group, Inc.), which are subsidiaries of AMVESCAP PLC. These entities share the voting and the dispositive power over the shares and have disclaimed beneficial ownership of such stock.

                               PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

  The Company's By-laws provide that the number of directors shall be not less than seven nor more than fifteen with the exact number to be fixed by the Board of Directors. In March, 1998, upon the completion of the initial pubic offering of Waddell & Reed Financial, Inc., Keith A. Tucker resigned as a director of the Company. No one has been named by the Board of Directors to serve for the remaining of Mr. Tucker's term and this director's position currently remains vacant.

  The Board of Directors proposes the election of Joseph M. Farley, C.B. Hudson and Joseph L. Lanier, Jr. as directors, to hold office for a term of three years, expiring at the close of the annual meeting of stockholders to be held in 2001 or until their successors are elected and qualified. The current terms of office of Messrs. Farley, Hudson and Lanier expire in 1998. The term of office of each of the other five directors continues until the close of the annual meeting of stockholders in the year shown in the biographical information below.

  Non-officer directors retire from the Board of Directors at the annual meeting of stockholders which immediately follows their 75th birthday. Directors who are officers of the Company retire from active service as directors at the annual stockholders meeting immediately following their 65th birthday, except that such a director may be elected annually to additional one year terms not to continue beyond the annual meeting of stockholders following his 75th birthday. The Chairman of the Executive Committee serves at the pleasure of the Board on an annual basis until the annual meeting following his 75th birthday.

  If any of the nominees becomes unavailable for election, which is not anticipated, the directors' proxies will vote for the election of such other person as the Board of Directors may recommend unless the Board reduces the number of directors.

  The Board recommends that the stockholders vote FOR the nominees.

PROFILES OF DIRECTORS AND NOMINEES(/1/)

  David L. Boren (age 57) has been a director of the Company since April, 1996. His term expires in 2000. He is a director of Waddell & Reed, Phillips Petroleum Corporation, AMR Corporation and Texas Instruments, Inc. Principal occupation: President of The University of Oklahoma, Norman, Oklahoma since November, 1994. (United States Senator from Oklahoma, 1979-1994; Member, Senate Finance Committee).

  Joseph M. Farley (age 70) has been a director of the Company since 1980. He is director of Waddell & Reed. Principal occupation: Of Counsel at Balch & Bingham, Attorneys and Counselors, Birmingham, Alabama since November, 1992.

  Louis T. Hagopian (age 72) has been a director of the Company since 1988. His term expires in 2000. He is a director of Waddell & Reed. Principal occupation: Owner of Meadowbrook Enterprises, Darien, Connecticut, an advertising and marketing consultancy, since January, 1990. Vice Chairman, Partnership for a Drug-Free America, New York, New York.

  C. B. Hudson (age 52) has been a director since 1986. He is a director of Vesta Insurance Group, Inc. Principal occupation: Chairman and Chief Executive Officer of the Company since March, 1998; Chairman of Liberty, United American and Globe since October, 1991 and Chief Executive Officer of Liberty since December, 1989, of United American since November, 1982 and of Globe since February, 1986. (Chairman of Insurance Operations of the Company, January, 1993-March, 1998; President of Liberty, January, 1993-December, 1994).

  Joseph L. Lanier, Jr. (age 66) has been a director of the Company since 1980. He is a director of Waddell & Reed, Dan River Incorporated, Flowers Industries, Inc., Dimon Inc. and SunTrust Banks, Inc. Principal occupation:
Chairman of the Board and Chief Executive Officer of Dan River Incorporated, Danville, Virginia, a textile manufacturer, since November, 1989.

  Harold T. McCormick (age 69) has been a director since April, 1992. His term expires in 2000. He is a director of Waddell & Reed. Principal occupation:
Chairman and Chief Executive Officer of Bay Point Yacht & Country Club, Panama City, Florida, since March, 1988; Chairman, First Ireland Spirits Co., Ltd., Abbeyleix, Ireland, since February, 1996.

  George J. Records (age 63) has been a director of the Company since April, 1993. His term expires in 1999. He is a director of Waddell & Reed. Principal occupation: Chairman of Midland Financial Co., Oklahoma City, Oklahoma, a bank and financial holding company for retail banking and mortgage operations, since 1982.

  R. K. Richey (age 71) has been a director of the Company since 1980. His term expires in 1999. He is a director of Full House Resorts, Inc., Vesta Insurance Group, Inc., Waddell & Reed, the United Group of Mutual Funds (17 funds), Waddell & Reed Funds, Inc. (6 funds) and TMK/United Funds, Inc. (10 funds). Principal occupation: Chairman of the Executive Committee of the Board of Directors of the Company since March, 1998. (Chairman of Company, August, 1986-March, 1998 and Chief Executive Officer of the Company, December, 1984-March, 1998).
--------
(1) "Liberty", "Globe" and "United American" as used in this proxy statement refer to Liberty National Life Insurance Company, Globe Life And Accident Insurance Company and United American Insurance Company, respectively, subsidiaries of the Company. "Waddell & Reed" as used in this proxy statement refers to Waddell & Reed Financial, Inc., in which the Company owns an approximate 64% interest.

                               PROPOSAL NUMBER 2

                  DESCRIPTION OF THE 1998 TMK INCENTIVE PLAN

  On March 2, 1998, the Board of Directors of the Company adopted the Torchmark Corporation 1998 Stock Incentive Plan (the "1998 TMK Incentive Plan"), subject to approval by the stockholders of the Company. The 1998 TMK Incentive Plan replaces the restated Torchmark Corporation 1987 Stock Incentive Plan, the Torchmark Corporation 1996 Executive Deferred Compensation Stock Option Plan, and the 1996 Torchmark Non-Employee Director Stock Option Plan, each of which will be frozen as of the effective date of the 1998 TMK Incentive Plan. The full text of the 1998 TMK Incentive Plan, as amended and restated, is attached hereto as Exhibit 1 and the following description is qualified in its entirety by reference to Exhibit 1. Unless otherwise defined, capitalized terms used herein shall have the same meaning as set forth in the 1998 TMK Incentive Plan.

  The following is a description of the 1998 TMK Incentive Plan as submitted for stockholder approval. Shareholder approval of the Plan is being sought in order to comply with the requirements of the New York Stock Exchange and the Internal Revenue Code Section 162(m) performance based compensation requirements to insure the Company receives the maximum Federal income tax deduction.

  The 1998 TMK Incentive Plan authorizes the Compensation Committee to grant Stock Options, Stock Appreciation Rights, Restricted Stock and/or Deferred Stock awards to officers, other key employees and consultants of the Company and its Subsidiaries and Affiliates through April 23, 2008. Each Non-Employee Director of the Company is automatically granted a Non-Employee Director Stock Option for 6,000 shares on the first day of each calendar year on which the Company's common stock is traded on the New York Stock Exchange. Non-Employee Directors may from time to time be awarded, in the sole discretion of the Board, nonformula-based Non-Employee Director Stock Options in such amounts and upon such terms as are determined by the Board.

  A maximum of 14,000,000 shares of common stock of the Company are available for awards under the terms of the 1998 TMK Incentive Plan, subject to adjustment for future stock splits, stock dividends, mergers, reorganizations and similar events. However, no person shall be granted Stock Options and/or Stock Appreciation Rights on more than 800,000 shares in any calendar year. Options, awards and other grants under the 1998 TMK Incentive Plan that expire unexercised or are forfeited are generally not counted against the maximum shares authorization. Presently, all of the shares remain available for awards pursuant to the 1998 TMK Incentive Plan. The closing price of Company common stock on the New York Stock Exchange on March 5, 1998 was $45.50 per share.

  The 1998 TMK Incentive Plan permits the granting of Incentive Stock Options and nonqualified stock Options. However, Incentive Stock Options may only be granted to employees of the Company and its Subsidiaries. The Stock Option term is set by the Compensation Committee but cannot exceed ten years in the case of Incentive Stock Options. Automatic formula-based Non-Employee Director Stock Options are nonqualified stock Options with a ten year and two day term. Nonformula-based Non-Employee Director Stock Options are nonqualified Options with the term specified by the Board at the time of grant. The exercise price for any Stock Option and formula-based Non-Employee Director Stock Option will be determined by the Compensation Committee but will never be less than 100% of the market price of the stock on the date of grant. A nonformula-based Non-Employee Director Stock Option may be awarded by the Board, in its discretion, with an exercise price equal to the fair market value of the stock on the grant date or at a discount not to exceed 25% of the market value on the grant date. Options become exercisable, in full or in installments, at the time determined by the Compensation Committee, which can also accelerate the exercisability of Options. Generally, Stock Options and Non-Employee Director Stock Options (both formula-based and discretionary) may not be exercised prior to six months from the option grant date except in certain circumstances more fully described below. The Compensation Committee may also substitute new Stock Options for previously granted Stock Options including Options granted under other plans applicable to the participant and previously granted Stock Options having higher prices.

  All shares purchased upon the exercise of a Stock Option or either type of Non-Employee Director Stock Option must be paid for in full at the time of purchase in cash or, if permitted by the Compensation Committee, by delivery of unrestricted stock, restricted stock or deferred stock valued at Fair Market Value on the exercise date. The Compensation Committee may allow "pyramiding" in the exercise of Stock Options or the exercise and simultaneous sale ("cashless exercise") of Stock Options and Non-Employee Director Stock Options through a program operated in conjunction with local brokerages.

  Stock Options, in the case of termination of employment or consulting status by death or Normal Retirement, and Non-Employee Director Stock Options, in all situations where Non-Employee Director status terminates, become immediately exercisable upon the termination date and may thereafter be exercised during the period that ends upon the expiration of the stated term of the option or in the case of death, the expiration of the stated term of the option or the first anniversary of the optionee's death, whichever is later.

  The Compensation Committee is authorized to grant Non-Qualified Stock Options that may be transferred during the optionee's lifetime in limited circumstances with the express written consent of the Compensation Committee. For Stock Options granted to employees and consultants, such transfers may only be made to members of the Immediate Family of the optionee, a partnership where such Immediate Family members are the only partners, or one or more trusts for the benefit of such Immediate Family members, and without consideration for the transfer. Any Stock Option not (i) granted pursuant to any agreement expressly allowing the transfer of said Stock Option or (ii) amended expressly to permit its transfer will not be transferable otherwise than by will or by the laws of descent and distribution.

  Optionees recognize income for purposes of Federal income tax immediately upon the exercise of nonqualified Options, generally in an amount equal to the option spread on the date of exercise, and the employer corporation generally receives a deduction in the same amount, subject to limitations on deductibility imposed by Sections 162(m) and 280G of the Internal Revenue Code. Upon the exercise of Incentive Stock Options if the optionee holds the shares received for the longer of one year from the date of the option exercise or two years from the date of the option grant, the optionee generally does not recognize income until the shares are actually sold (at which time the difference between the sale proceeds and the exercise price is taxed as capital gain) and the employer corporation does not receive any deduction.

  The 1998 TMK Incentive Plan provides that optionees may elect, subject to the approval of the Compensation Committee, to have their tax withholding obligations met by the reduction of the number of shares of stock or amount of cash otherwise issuable or payable to such person.

  Stock Appreciation Rights ("SARs") may be granted in conjunction with Stock Options, entitling the holder upon exercise to receive an amount in any combination of cash or unrestricted common stock of the Company (as determined by the Compensation Committee), not greater in value than the increase in the value of the shares covered by such right since the date of grant. Each SAR will terminate upon the termination of the related option.

  The Compensation Committee may also award non-transferable restricted shares of common stock subject to such conditions and restrictions as it may determine, which may include continued employment or the attainment of performance goals. The Compensation Committee may permit the restrictions to lapse in installments within the restricted period and may accelerate or waive any restrictions at any time (including after termination of employment). A recipient of restricted stock may be required to pay a purchase price per share for such stock or may receive such restricted stock without any payment in cash or property as determined by the Compensation Committee. If a participant who holds shares of restricted stock terminates employment for any reason other than Normal Retirement or death prior to the lapse or waiver of the restrictions, the participant will forfeit the shares in exchange for the amount, if any, that the participant paid for them.

  Deferred stock awards may be made by the Compensation Committee under the 1998 TMK Incentive Plan. These non-transferable awards entitle the recipient to receive shares without any payment in cash or property in one or more installments at a future date or dates, as determined by the Compensation Committee. Receipt of deferred stock may be conditioned on such matters as the Compensation Committee shall determine, including continued employment or attainment of performance goals. All such rights will generally terminate upon the participant's termination of employment. Any deferral restrictions under a deferred stock award may be accelerated or waived by the Compensation Committee at any time (including following termination of employment).

  The 1998 TMK Incentive Plan also permits Eligible Executives and Non-Employee Directors to defer compensation into an interest-bearing account, subject to a one-time opportunity to convert that year's compensation into Options, granted either at market value or at a designated discount not to exceed 25%, to acquire Company common stock. The Company's six current Non-Employee Directors, any subsequently elected Non-Employee Directors and Eligible Executives will be eligible to participate in this aspect of the 1998 TMK Incentive Plan. Each year, the Chairman of the Board or the Compensation Committee or other designee will designate the Eligible Executives.

  On or before December 31 of each year, each Non-Employee Director will determine whether to receive all or a portion of his or her annual retainer and Board and committee meeting fees for the following calendar year in cash or to defer all or a portion (in 10% increments, but not less than 50%) of such Annual Compensation (assuming maximum attendance at scheduled Board and Committee meetings) into an interest-bearing account in the 1998 TMK Incentive Plan. In the case of a newly elected Non-Employee Director, such determination to defer compensation must be made within the 30-day period immediately following election to the Board. On or before the last day of each calendar quarter, an Eligible Executive may elect to receive all or a portion of his or her salary for the next calendar quarter in cash or may irrevocably elect to defer all or a portion, in 10% or $10,000 increments, of next quarter's salary into an Interest Account for Salary under the Executive Deferral Plan by delivering a Primary Election Form for Salary to the plan administrator. At any time prior to December 31 of each year, an Eligible Executive may also elect to receive all or a portion of his or her bonus for the current calendar year in cash or may irrevocably elect to defer all or a portion (in 10% or $10,000 increments) of such current calendar year bonus into an Interest Account for Bonus under the Executive Deferral Plan by delivering a Primary Election Form for Bonus to the plan administrator.

  The determination to defer, if made, shall be indicated upon a Primary Election Form by Non-Employee Directors, which shall specify the percentage of compensation deferred and the method for payment of the interest-bearing account balance (a lump sum or up to 120 monthly payments) to the participant upon the earliest of (a) December 31 of the fifth year after the year with respect to which the deferral was made, (b) the first Business Day of the fourth month after the participant's death or (c) termination as a Non-Employee Director or employee, for any reason other than by death.

  At any time, but only once, during the calendar year immediately following the end of the calendar year in which the Non-Employee Director filed a Primary Election Form, a participating Non-Employee Director may elect to convert the then current balance in his or her Interest Account for the calendar year to which such Primary Election Form relates into Options to acquire Company common stock. For example, if a Primary Election Form was filed in December 1998 deferring Annual Compensation to be earned in 1999, the Non-Employee Director may elect at any time during 1999 to convert such deferred amount plus accrued interest to the conversion election date into stock Options. The irrevocable election to receive Options as of this election date, which is made on a Secondary Election Form, will specify the percentage of such stock Options to be granted at an exercise price of 100% of the Fair Market Value per Share on the Option Grant Date and the percentage of Options to be granted at an exercise price of not less than 75% of the Fair Market Value per Share (with the discount of up to 25% to be determined by the Compensation Committee in its discretion). Non-Employee Directors may elect to receive discounted stock Options, market value stock Options or a combination of both. To the extent that a Non-Employee Director chooses to receive discounted stock Options, he or she will receive Options on a smaller number of shares with a lower exercise price per share while a decision to receive market value Options will result a larger number of shares subject to option with a higher exercise price per share.

  At any time, but only once, during the calendar year immediately following the end of the calendar year with respect to which an Eligible Executive deferred Salary into this plan, such Eligible Executive will have the right to convert all of some of his or her Interest Account for Salary for the previous year into Options in Company common stock by filing an irrevocable Secondary Election Form for Salary. Also, at any time, but only one time, during the twelve month period following the end of a calendar year with respect to which an Eligible Executive has deferred Annual Bonus into the plan, such executive shall have the right to convert all or some of his or her Interest Account for Bonus for such previous year into Options in Company common stock by filing an irrevocable Secondary Election Form for Bonus. The filing of such Secondary Election Form for Salary or Secondary Election Form for Bonus will result in receipt by the executive of Options as of the date of such filing. The Secondary Election Form will specify the percentage of the balance of the Interest Account to convert into Options, the percentage of Options to be granted at an Exercise Price of 100% of the Fair Market Value per Share on the Option Grant Date and the percentage of Options to be granted at an exercise price of not less than 75% of the Fair Market Value per Share on the Option Grant Date (with the discount of up to 25% to be determined by Compensation Committee in its discretion). An Eligible Executive may elect to receive market value stock Options, discounted stock Options or a combination of both. To the extent that an Eligible Executive selects market value Options, he or she will receive Options on a larger number of shares with a higher exercise price than if discounted Options on fewer shares with a lower exercise price were selected.

  Options issued pursuant to the provisions relating to deferred compensation will be Non-Qualified Stock Options. Based upon the participant's decision as to the exercise price (discounted or market value) of the Options to be received, the number of Shares subject to such option will be the whole number of Shares equal to the dollar amount that the participant has elected to convert to Options divided by the per share value of an Option on the Option Grant Date, as determined using an option valuation model selected by the Compensation Committee. Options are first exercisable, cumulatively, as to 10% of the Shares on each of the first through tenth anniversaries of the Option Grant Date. The term of the Option will be as specified by the Committee but in no event may the period of time over which an Option may be exercised exceed the longer of eleven years from the Option Grant Date or the thirtieth day of the calendar year immediately following the year in which the executive ceased to be a Covered Employee. In no event will death, retirement or other termination of employment shorten the term of any outstanding Option. Options will be subject to accelerated vesting and shall be immediately exercisable upon the executive's death, normal retirement, a Change in Control of the Company, as defined in the plan, or the unanimous decision of the Compensation Committee to accelerate. Upon acceleration, an Option remains exercisable for the remainder of its original term.

  Deferred compensation options may be exercised in whole or in part. Shares will be issued pursuant to the exercise of an Option only upon receipt by the Company of payment in full in cash of the aggregate purchase price for the Shares subject to the Option or portion thereof being exercised. The Compensation Committee may determine the specific method of payment, including permitting "cashless exercises" (exercise and simultaneous sale), and other terms and provisions of Options in their sole discretion.

  Deferred compensation options will not be assignable or transferable other than by will or by the laws of descent and distribution; however, the Compensation Committee may permit transfers that it, in its sole discretion, concludes do not result in accelerated taxation and which are otherwise appropriate and desirable taking into account any applicable securities laws.

  Based upon current Federal tax laws, a participant will not recognize income upon the making of a proper and timely deferral to the Interest Account nor will income be recognized upon the conversion of such account balance to Options. The participant will recognize income for purposes of Federal income tax when the amount in his or her Interest Account is paid out or immediately upon the exercise of the Options, generally in an amount equal to the option spread on the date of exercise. The Company generally receives a corresponding tax deduction when the participant recognizes income subject to any applicable deductibility limitations of the Internal Revenue Code.

  The 1998 TMK Incentive Plan authorizes the Company, with the consent of the Compensation Committee, to make or arrange for loans to employees in connection with the exercise of Options or the payment of any purchase price for restricted stock granted under the 1998 TMK Incentive Plan. The Compensation Committee has full authority to decide whether to make such loans and to determine the terms and provisions of any such loans including the interest charged and repayment terms.

  The 1998 TMK Incentive Plan provides that (1) in the event of a Change of Control, unless otherwise determined by the Compensation Committee prior to such Change of Control, or (2) to the extent expressly provided by the Compensation Committee at or after the time of grant, in the event of a Potential Change of Control, (i) all stock Options and related SARs will become immediately exercisable, (ii) the restrictions and deferral limitations applicable to outstanding restricted stock awards and deferred stock awards will lapse and the shares in question will fully vest, and (iii) the value of such Options and awards, to the extent determined by the Compensation Committee, will be settled on the basis of the highest price paid (or offered) during the preceding 60 day period, as determined by the Compensation Committee. In the sole discretion of the Committee, such settlements may be made in cash or in stock, as shall be necessary to effect the desired accounting treatment for the transaction resulting in the Change of Control. In addition, at any time prior to or after a Change of Control or a Potential Change of Control, the Compensation Committee may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate. Generally, if an optionee's employment or consultant status with the Company or a director's status as a Non-Employee Director terminates by reason of or within three months following a merger or other business combination resulting in a Change of Control, the plan provides that such optionee's stock Options will terminate upon the latest of (i) six months and one day after the merger or business combination, (ii) ten business days following the expiration of the period during which publication of financial results covering at least thirty days of postmerger combined operations has occurred, and (iii) the expiration of the stated term of such Stock Option or Non-Employee Director Stock Option.

  The Company will not be obligated to pay any amount that would be an Excess Parachute Payment. If an Excess Parachute Payment would result from full vesting upon a Change of Control or a Potential Change of Control, the Company will reduce its payment to the minimum extent necessary to avoid an Excess Parachute Payment. Subject to certain exceptions, the Company will pay the participant a Gross-Up Payment if a court or an Internal Revenue Service administrative hearing finally determines that any such payment (or portion thereof) is an Excess Parachute Payment.

   The table below reflects the options awarded in 1997 pursuant to the three predecessor plans, the TMK Incentive Plan, the TMK Executive Deferral Plan and the TMK Director Deferral Plan. No Stock Options have been awarded pursuant to the proposed 1998 TMK Incentive Plan as of March 27, 1998. It is within the sole discretion of the Compensation Committee whether Stock Options will be granted to officers, consultants and key employees under this plan. It is within the sole discretion of Non-Employee Directors and Eligible Executives (if any executives have been so designated) whether to defer compensation and convert such deferred compensation balances into Stock Options. Furthermore, the Compensation Committee authorized a substantial restoration option program in 1997 and may not determine to authorize comparable restoration option programs in the future. Thus, the 1997 options shown below as awarded to officers and employees may not be indicative of any future Stock Options which might be granted to such persons and Stock Options awarded in 1997 upon the conversion of 1996 deferred compensation interest account balances of Eligible Executives and Non-Employee Directors may not be indicative of future decisions to defer compensation and the making of elections to convert any such deferred compensation to Stock Options. Non-Employee Directors annually receive formula-based Non-Employee Director Stock Options for a fixed number of shares pursuant to the provisions of the 1998 TMK Incentive Plan. Such formula-based Non-Employee Director Stock Options are reflective of the number of shares to be awarded in the future years. No nonformula-based Non-Employee Director Stock Options were awarded in 1997.

                TORCHMARK CORPORATION 1998 STOCK INCENTIVE PLAN

                                                                      NUMBER OF
  NAME                                                                 SHARES
  ----                                                                ---------
R. K. Richey.........................................................   627,962
 Chairman and CEO
Keith A. Tucker......................................................   386,892
 Vice Chairman
C. B. Hudson.........................................................   476,936
 Chairman & CEO of Liberty, Globe and United American
Henry J. Hermann.....................................................   124,600
 Vice President and Chief Investment Officer of W&R Financial
Bernard Rapoport.....................................................    36,500
 Chairman and CEO of American Income
Executive Group...................................................... 1,652,890
Non-Executive Director Group.........................................   358,172
Non-Executive Officer Employee Group................................. 1,474,200

  The Board recommends that stockholders vote FOR the adoption of the 1998 TMK Incentive Plan.

                               PROPOSAL NUMBER 3

APPROVAL OF AUDITORS

  A proposal to approve the appointment of the firm of KPMG Peat Marwick LLP as the principal independent accountants of the Company to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 1998 will be presented to the stockholders at the annual meeting. The audit committee of the Board recommends the appointment of the firm, which has served as the principal independent accountants for the Company since 1981. A representative of KPMG Peat Marwick LLP is expected to be present at the meeting and available to respond to appropriate questions and, although the firm has indicated that no statement will be made, an opportunity for a statement will be provided.

  If the stockholders do not approve the appointment of KPMG Peat Marwick LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

  The Board recommends that stockholders vote FOR the proposal.

                                OTHER BUSINESS

  The directors know of no other matters which may properly be and are likely to be brought before the meeting. If any other proper matters are brought before the meeting, however, the persons named in the enclosed proxy, or in the event no person is named, R. K. Richey and C.B. Hudson will vote in accordance with their judgment on such matters.

       INFORMATION REGARDING DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

  The following table shows certain information concerning each person deemed to be an executive officer of the Company during 1997, except those persons also serving as directors. Each executive officer is elected by the Board of Directors of the Company or its subsidiaries annually and serves at the pleasure of that board. There are no arrangements or understandings between any executive officer and any other person pursuant to which the officer was selected.

                                               PRINCIPAL OCCUPATION
                                              AND BUSINESS EXPERIENCE
 NAME                          AGE          FOR THE PAST FIVE YEARS(1)
 ----                          ---          --------------------------
 Keith A. Tucker.............   53 Vice Chairman of Company May, 1991-March 10,
                                   1998.
 Henry J. Herrmann...........   55 Vice President and Chief Investment Officer
                                   of W&R Financial since April, 1993; Senior
                                   Vice President and Chief Investment Officer
                                   of Waddell & Reed since March, 1987;
                                   President and Chief Investment Officer of
                                   WRAMCO since September, 1987.
 Bernard Rapoport............   80 Chairman of the Board and Chief Executive
                                   Officer of American Income since 1975.
                                   (Chairman of the Board and Chief Executive
                                   Officer of American Income Holding, Inc.
                                   1988-1995).

--------
(1) Waddell & Reed Financial Services, Inc. ("W&R Financial"), Waddell & Reed Asset Management Company ("WRAMCO") were wholly-owned subsidiaries of the Company until March 10, 1998. American Income Life Insurance Company ("American Income") is a wholly-owned subsidiary of the Company.

STOCK OWNERSHIP

  The following table shows certain information about stock ownership of the directors, director nominees and executive officers of the Company as of December 31, 1997.

                                                        COMPANY COMMON STOCK
                                                       OR OPTIONS BENEFICIALLY
                                                             OWNED AS OF
                                                        DECEMBER 31, 1997(1)
                                                      -------------------------
                        NAME                          DIRECTLY(2) INDIRECTLY(3)
                        ----                          ----------- -------------
David L. Boren.......................................       3,300             0
Norman, OK
Joseph M. Farley.....................................     123,810         4,800
Birmingham, AL
Louis T. Hagopian....................................     121,008             0
Darien, CT
C. B. Hudson.........................................   1,557,329        23,539
Plano, TX
Joseph L. Lanier, Jr. ...............................     118,517        18,912
Lanett, AL
Harold T. McCormick .................................      25,127         7,200
Panama City, FL
George J. Records....................................      30,727             0
Oklahoma City, OK
R. K. Richey.........................................   1,385,341     1,003,169
Birmingham, AL
Keith A. Tucker......................................     547,549        68,231
Kansas City, MO
Henry J. Herrmann....................................     228,400             0
Overland Park, KS
Bernard Rapoport.....................................      58,200             0
Waco, TX
All Directors, Nominees and Executive Officers as a
group:(4)............................................   4,199,308     1,125,851

--------
(1) No directors, director nominees or executive officers other than R. K. Richey (1.65%) and C.B. Hudson (1.09%) beneficially own 1% or more of the common stock of the Company.
(2) Includes: for David L. Boren, 2,000 shares; for Joseph Farley, 54,400 shares; for Joseph Lanier, 65,417 shares; for Louis Hagopian, 70,408 shares; for Harold McCormick, 25,127 shares; for George Records, 21,027 shares; for R. K. Richey, 613,198 shares; for C. B. Hudson, 597,949 shares; for Keith Tucker, 404,749 shares; for Henry Herrmann, 166,100 shares; for Bernard Rapoport, 51,500 shares and for all directors, executive officers and nominees as a group, 2,071,975 shares, that are subject to presently exercisable Company stock options.
(3) Indirect beneficial ownership includes shares (a) owned by the director, executive officer or spouse as trustee of a trust or executor of an estate, (b) held in a trust in which the director, executive officer or a family member living in his home has a beneficial interest, (c) owned by the spouse or a family member living in the director's, executive officer's or nominee's home or (d) owned by the director or executive officer in a personal corporation. Indirect beneficial ownership also includes 11,539 Company shares, 23,848 Company shares, and 4,481 Company shares held in the accounts of Messrs. Hudson, Richey, and Tucker, respectively, in the Company or Waddell & Reed Savings and Investment Plans.
    Mr. Lanier disclaims beneficial ownership of 16,512 shares owned by his spouse and 2,400 shares owned by his children. Mr. Farley disclaims 4,800 shares held as trustee of a church endowment fund.
(4) All directors, nominees and executive officers as a group, beneficially own 3.68% of the common stock of the Company.

  During 1997, the Board of Directors met seven times. In 1997, all of the directors attended more than 75% of the meetings of the Board and the committees on which they served.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has the following committees: audit, comprised in 1997 of Messrs. Farley, Hagopian and McCormick; compensation, comprised in 1997 of Messrs. Farley, Lanier, Hagopian and Records; finance, comprised in 1997 of Messrs. Farley, Lanier, McCormick and Records; and nominating, comprised in 1997 of Messrs. Boren, Farley, Hagopian, Lanier, McCormick and Records

  The audit committee recommends the independent auditors to be selected by the Board; discusses the scope of the proposed audit with the independent auditors and considers the audit reports; discusses the implementation of the auditors' recommendations with management; reviews the fees of the independent auditors for audit and non-audit services; reviews the adequacy of the Company's system of internal accounting controls; reviews, before publication or issuance, the annual financial statement and any annual reports to be filed with the Securities and Exchange Commission and periodically reviews pending litigation. Additionally, the audit committee meets with the Company's independent accountants and internal auditors both with and without management being present. The audit committee met twice in 1997.

  The compensation committee determines the compensation of senior management of the Company and its subsidiaries and affiliates. Additionally, the compensation committee administers the stock incentive plans of the Company. The compensation committee met three times in 1997.

  The finance committee serves as the pricing committee in connection with capital financing by the Company. The finance committee did not meet in 1997.

  The nominating committee reviews the qualifications of potential candidates for the Board of Directors from whatever source received, reports its findings to the Board and proposes nominations for Board membership for approval by the Board of Directors and for submission to the stockholders for approval. Recommendations of potential Board candidates may be directed to the nominating committee in care of the Corporate Secretary of the Company at the address stated herein. The nominating committee met once in 1997.

                   COMPENSATION AND OTHER TRANSACTIONS WITH
                       EXECUTIVE OFFICERS AND DIRECTORS

                                                 SUMMARY COMPENSATION TABLE
                          ------------------------------------------------------------------------
                                  ANNUAL COMPENSATION              LONG TERM COMPENSATION
                          ----------------------------------- --------------------------------
                                                                  AWARDS
                                                              ---------------
                                                                    (G)
                                                     (E)        SECURITIES            (I)
          (A)                     (C)      (D)   OTHER ANNUAL   UNDERLYING         ALL OTHER
        NAME AND          (B)   SALARY    BONUS  COMPENSATION OPTIONS/SARS(4)     COMPENSATION
   PRINCIPAL POSITION     YEAR    ($)    ($)(2)    ($) (3)          (#)              ($)(5)
   ------------------     ---- --------- ------- ------------ ---------------     ------------
R.K. Richey               1997 1,000,008       0   187,526        627,962            26,872
Chairman and CEO          1996 1,166,688       0   315,592        200,000            25,058
                          1995 1,166,688 500,000   181,716        300,000            24,401
Keith A. Tucker           1997   800,016       0                  386,892             6,619
Vice Chairman(1)          1996   700,008       0                  130,000             6,114
                          1995   700,008 350,000                  200,000             6,062
C.B. Hudson               1997   800,000 400,000                  476,936             5,806
Chairman and Chief        1996   650,000 185,000                  130,000             5,442
Executive Officer of      1995   650,000 250,000                  200,000             5,412
Liberty, Globe and
United American
Henry J. Herrmann         1997   420,000 715,000                  124,600             4,800
Vice President and        1996   420,000 392,000                   36,000             4,500
Chief Investment          1995   320,000 357,000                   44,000             4,500
Officer of W&R Financial
Bernard Rapoport          1997   525,000 100,000    10,351         36,500             9,600
Chairman and CEO of       1996   480,000 115,000     9,405         80,000             9,000
American Income           1995   480,000 175,269     7,695         40,000             9,000

--------
(1) At year end 1997, Mr. Tucker held 48,000 restricted shares valued at $2,025,000 (based on a year end closing price of $42.1875 per share). Restrictions on the 120,000 share award made pursuant to the Capital Accumulation and Bonus Plan expire over a ten year period and 12,000 shares vest annually commencing May 1, 1992. Dividends on all these restricted shares are paid directly to Mr. Tucker at the same rate as on unrestricted shares. Mr. Tucker's restricted stock has been adjusted to reflect the 100% stock dividend effected as a stock split in August, 1997.
(2) Messrs. Richey, Tucker and Hudson elected to defer $816,673, $425,000 and $200,000, respectively, of their 1996 bonuses to the Torchmark Corporation 1996 Executive Deferred Compensation Stock Option Plan ("TMK Executive Deferral Plan"). Messrs. Richey, Tucker and Herrmann elected to defer $1,000,000, $400,000 and $100,000, respectively, of their 1997 bonuses to the TMK Executive Deferral Plan.
(3) Includes perquisites for Mr. Richey--$121,102 in each of 1997 and 1996 as premium equivalent for group term life insurance; $89,265 as additional premiums paid for group term life insurance in 1995; and $57,728 in 1996 for 1996, $57,728 in 1996 for 1997 and $57,728 for 1995 as premiums for personal life insurance. Includes for Mr. Rapoport--$10,351, $9,405 and $7,695 paid to him from the American Income Life Insurance Company Exempt Employees 401K Profit Sharing Plan ("American Income Profit Sharing Plan") in 1997, 1996 and 1995, respectively.
(4) Messrs. Richey, Tucker, Hudson, Herrmann and Rapoport received stock option grants in Company common stock pursuant to the Torchmark Corporation 1987 Stock Incentive Plan ("TMK Incentive Plan") in 1995. In 1996, Messrs. Richey, Tucker, Hudson, Herrmann and Rapoport received stock option grants of 200,000, 130,000, 130,000, 36,000 and 80,000 shares, respectively, pursuant to the TMK Incentive Plan. On January 31, 1997, Messrs. Richey, Tucker and Hudson elected to convert all 1996 bonus amounts plus accrued interest of $4,703 $2,447 and $1,151, respectively, held in the TMK Executive Deferral Plan, subject to shareholder approval, to stock options of 314,162, 163,492 and 76,936 shares, respectively. In 1997, Messrs. Richey, Tucker, Hudson, Herrmann and Rapoport elected to participate in a program under the TMK Incentive Plan whereby they exercised existing stock options and received restoration options for

   313,800 shares, 223,400 shares, 399,900 shares, 124,600 shares and 11,500 shares, respectively. Mr. Rapoport also was awarded options pursuant to the TMK Incentive Plan on an additional 25,000 shares in 1997. Mr. Hudson also was awarded options on 100 additional shares in 1997 and on 99,900 shares on January 2, 1998 under the TMK Incentive Plan. All shares reflected as securities underlying options in 1996 and 1995 have been adjusted to reflect the 100% stock dividend effected as a stock split in August 1997.
(5) Includes Company contributions to Torchmark Corporation Savings and Investment Plan, a funded, qualified defined contribution plan, for each of Messrs. Richey, Tucker and Hudson of $4,800.00 in 1997 and $4,500.00 in 1996 and 1995. Includes in 1997, 1996 and 1995, interest only on prior contributions to the Torchmark Corporation Supplemental Savings and Investment Plan, an unfunded, non-qualified defined contribution plan, for Mr. Richey of $21,951.86, $20,557.75 and $19,901.08, for Mr. Tucker of
    $1,723.24, $1,613.82 and $1,562.26 and for Mr. Hudson of $1,006.00,
    $942.11 and $912.03, respectively. Includes in 1997 for Messrs. Richey and Tucker, interest on deferred compensation in the Restated Deferred Compensation Plan for Directors, Advisory Directors, Directors Emeritus, and Officers, as amended, of $120.00 and $96.00, respectively. Includes for Mr. Herrmann, employer company contributions to the Savings and Investment Plan, a funded, qualified defined contribution plan, of $4,800.00 in 1996 and of $4,500 in 1996 and 1995. Includes for Mr.
    Rapoport, employer company contributions to the American Income Profit Sharing Plan, a funded, qualified defined contribution plan, of $9,600.00 in 1997 and $9,000.00 in 1996 and 1995, respectively.

                                   OPTION GRANTS IN LAST FISCAL YEAR
----------------------------------------------------------------------------------------------------------
                                                                              POTENTIAL REALIZABLE
                                                                         VALUE AT ASSUMED ANNUAL RATES
                                                                          OF STOCK PRICE APPRECIATION
                          INDIVIDUAL GRANTS                                     FOR OPTION TERM
---------------------------------------------------------------------- -----------------------------------
                         NUMBER OF
                         SECURITIES     % OF      EXERCISE
                         UNDERLYING TOTAL OPTIONS    OR
                          OPTIONS    GRANTED TO     BASE
                         GRANTED(1) EMPLOYEES IN    PRICE   EXPIRATION
         NAME               (#)      FISCAL YEAR  ($/SHARE)    DATE              5% ($)         10% ($)
          (A)               (B)        (C) (2)       (D)       (E)     0% ($)      (F)            (G)
-----------------------  ---------- ------------- --------- ---------- ------ -------------  -------------
All Company Common
 Shareholders(3)              N/A         N/A         N/A         N/A     0   3,722,011,521  9,432,299,643
R.K. Richey               314,162       56.65%     25.875     1-31-08     0       5,112,251     12,955,436
                          313,800       11.04%     39.125     9-27-07     0       7,721,211     19,567,048
CEO gain on 1997 grants
 as % of All Company
 Common Shareholders
 gain                         N/A         N/A         N/A         N/A   N/A            34.5%          34.5%
Keith A. Tucker           163,492       29.48%     25.875     1-31-08     0       2,660,449      6,742,095
                          223,400        7.86%     39.125     9-27-07     0       5,496,872     13,930,142
C.B. Hudson                76,936       13.87%     25.875     1-31-08     0       1,251,953      3,172,692
                          399,900       14.07%     39.125     9-27-07     0       9,839,746     24,935,827
                              100        .004%     38.875    12-26-07     0           2,448          6,196
Henry J. Herrmann         124,600        4.38%     39.125     9-27-07     0       3,065,847      7,769,452
Bernard Rapoport           11,500         .40%     39.125     9-27-07     0         282,963        717,084
                           25,000         .88%     38.875    12-26-07     0         611,207      1,548,918

--------
(1) Options expiring 1-31-08 are non-qualified stock options acquired pursuant to elections to convert 1996 interest bearing deferred compensation accounts in the TMK Executive Deferral Plan to options in Company common stock. These options are granted with an eleven year term, an exercise price equal to the closing price of Company common stock on the date of the conversion election (the grant date) and vest 1/10 per year commencing on the first anniversary of the grant date. Options expiring 9-27-07 are non-qualified stock options granted in a restoration option program under the TMK Incentive Plan with a ten year and two day term at an exercise price equal to the closing price of Company common stock on the grant date. As restoration options issued in connection with the exercise of fully vested options, they are fully exercisable as of their 9-25-97 grant date. Options expiring 12-26-07 are non-qualified stock options granted in Company common stock pursuant to the TMK Incentive Plan with a ten year and two day term at an exercise price equal to the closing price of the Company's common stock on the grant date. Such options are not exercisable during the first two years after the grant date and become first exercisable on 50% of the shares two years after the grant date and on the remaining 50% of the shares three years after the grant date.

(2) Percentages shown for Messrs. Richey, Tucker and Hudson are shown separately for grants under the TMK Executive Deferral Plan (314,162 shares, 163,492 shares and 76,936 shares, respectively) and for grants under the TMK Incentive Plan (313,800 shares, 223,400 shares and totaling 400,000 shares, respectively. Messrs Herrmann and Rapoport only received grants pursuant to the TMK Incentive Plan.
(3) Calculated based upon 140,286,468 publicly-held Torchmark common shares outstanding as of December 31, 1997 (excluding treasury shares and stock held by subsidiaries which is treated as treasury stock) and the December 31, 1997 stock price of $42.1875.

                        AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                   FISCAL YEAR-END OPTION VALUES
-----------------------------------------------------------------------------------------------------
                                          (C)                (D)                       (E)
                           (B)           VALUE      NUMBER OF SECURITIES      VALUE OF UNEXERCISED
    (A)              SHARES ACQUIRED    REALIZED   UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
  NAME              ON EXERCISE (#)(1)    ($)       OPTIONS AT FY-END (#)         AT FY-END ($)
  -----             ------------------ ---------- ------------------------- -------------------------
                                                  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                                                  ----------- ------------- ----------- -------------
Richey, R.K.             524,460       11,571,332   581,782      664,162     6,575,846   11,662,278
Tucker, Keith A.         357,224        7,068,164   388,400      393,492     4,371,350    6,967,588
Hudson, C.B.             774,132       19,235,630   590,256      307,036     5,164,107    5,555,974
Herrmann, Henry J.       198,200        4,204,512   166,100       58,000     1,323,744    1,074,250
Rapoport, Bernard         20,000          442,500    51,500      125,000       948,969    1,877,813

--------
(1) Of the shares shown as acquired on exercise, Messrs. Richey, Tucker, Hudson, Herrman, and Rapoport retained 166,400, 106,500, 289,900, 57,000 and 6,700 shares, respectively, after cashless option exercises.

PENSION PLANS

  Torchmark Corporation Pension Plan; Waddell & Reed Retirement Income
Plan. These plans are non-contributory pension plans which cover all eligible employees who are 21 years of age or older and have one or more years of credited service. The benefits at age 65 under the Torchmark Pension Plan are determined by multiplying the average of the participant's earnings in the five consecutive years in which they were highest during the ten years before the participant's retirement by a percentage equal to 1% for each of the participant's first 40 years of credited service plus 2% for each year of credited service up to 20 years after the participant's 45th birthday and then reducing that result by a Social Security offset and by other benefits from certain other plans of affiliates. Benefits under the Waddell & Reed Retirement Income Plan are determined by multiplying the average of the participant's earnings in the five consecutive years in which they were highest during the last ten years before the participant's retirement by a percentage equal to 2% for each year of credited service up to 30 years and by 1% for each year of credited service for the next 10 years and then reducing that result by a Social Security offset and by other benefits from certain other plans of affiliates. Earnings for purposes of the Torchmark Pension Plan include compensation paid by subsidiaries and affiliates, and do not include commissions, directors' fees, expense reimbursements, employer contributions to retirement plans, deferred compensation, or any amounts in excess of $160,000 (as adjusted). Earnings for purposes of the Waddell & Reed Retirement Income Plan do not include bonuses or commissions (other than for Regional Vice Presidents, Division Managers and District Managers), directors' fees, expense reimbursements, employer contributions to retirement plans, deferred compensation or any amounts in excess of $160,000 per year (as adjusted). Benefits under the Torchmark Pension Plan and the Waddell & Reed Retirement Income Plan vest 100% at five years. Upon the participant's retirement, benefits under both plans are payable as an annuity or in a lump sum. In 1997, covered compensation was $160,000 for Messrs. Richey, Tucker, and Hudson under the Torchmark Pension Plan and for Mr. Herrmann under the Waddell & Reed Retirement Income Plan.

  Vested benefits under the non-qualified Torchmark Supplemental Retirement Plan, in which Messrs. Richey, Tucker and Hudson have participated, were frozen as of December 31, 1994 and no additional benefits accrue after that date pursuant to the supplementary retirement plan. Mr. Herrmann does not participate in any supplementary pension plan.

  Messrs. Richey, Hudson and Tucker have 34 years, 23 years and six years of credited service under the Torchmark Pension Plan, respectively. Mr. Herrmann is covered under the Waddell & Reed Retirement Income Plan and has 24 years of credited service thereunder. Mr. Rapoport is not covered by any pension plan.

  The following tables show the estimated annual benefits payable under the Torchmark Pension Plan along with its supplementary retirement plan (which was frozen in 1994) and under the Waddell & Reed Retirement Income Plan upon retirement of participants with varying final average earnings and years of service. Primarily because of the termination of the Torchmark Supplemental Retirement Plan, the benefits shown below as payable pursuant to the Torchmark Pension and Supplemental Retirement Plans may in most cases exceed the actual amounts paid. The benefits shown are offset as described above and the amounts are calculated on the basis of payments for the life of a participant who is 65 years of age.

             TORCHMARK PENSION AND SUPPLEMENTAL RETIREMENT PLANS*

       FINAL                      YEARS OF CREDITED SERVICE
      AVERAGE      -----------------------------------------------------------------
      EARNINGS       15          20           25             30             35
      --------     -------     -------     ---------     ----------     ----------
     $1,000,000    450,000     600,000       650,000        700,000        750,000
      1,200,000    540,000     720,000       780,000        840,000        900,000
      1,400,000    630,000     840,000       910,000        980,000      1,050,000
      1,600,000    720,000     960,000     1,040,000      1,120,000      1,200,000

--------
* Benefits paid under a qualified defined benefit plan are limited by law in 1997 to $125,000 per year. The balance of the benefit payments shown above thus comes from the Supplemental Retirement Plan. Because benefit accruals under the Supplemental Retirement Plan ceased as of December 31, 1994, each of Messrs. Richey, Tucker and Hudson have three years less of credited service under the Supplemental Retirement Plan than under the Torchmark Pension Plan.

                   UNITED MANAGEMENT RETIREMENT INCOME PLAN*

                                 YEARS OF CREDITED SERVICE
                    ------------------------------------------------------------
   REMUNERATION        15           20           25           30           35
   ------------     --------     --------     --------     --------     --------
     $200,000       $ 60,000     $ 80,000     $100,000     $120,000     $120,000
      250,000         75,000      100,000      120,000      120,000      120,000
      300,000         90,000      120,000      120,000      120,000      120,000
      350,000        105,000      120,000      120,000      120,000      120,000
      400,000        120,000      120,000      120,000      120,000      120,000
      500,000        120,000      120,000      120,000      120,000      120,000

--------
*Benefits paid under a qualified defined benefit plan which does not operate in conjunction with a defined benefit supplementary or excess pension award plan are limited by law in 1997 to $125,000 per year. The United Management Retirement Plan has no supplementary or excess pension award plan.

  Waddell & Reed, Inc. Career Field Retirement Plan. Until January 1, 1973, W&R employees participated in the Waddell & Reed, Inc. Career Field Retirement Plan (the "Career Field Retirement Plan"). Under this plan, W&R contributed annually up to 10% of its profits less forfeitures, which were allocated to the participants on the basis of their compensation. Voluntary employee contributions were permitted under the plan but not required. Since January 1, 1973, no new participants have been admitted to the plan, and participants and the employer make no further contributions. All participants are fully vested. Upon the participant's retirement, termination of employment, disability, death or reaching age 65, his account is used to purchase an annuity or is paid in a lump sum. Mr. Herrmann is covered under the Career Field Retirement Plan for his service while employed by W&R prior to 1973. Benefits paid under this plan do not offset benefits paid under any other pension plan.

PAYMENTS TO DIRECTORS

  Directors of the Company are currently compensated on the following basis:

    (1) Directors who are not officers or employees of the Company or a subsidiary of the Company ("Outside Directors") receive a fee of $1,000 for each attended Board meeting, a fee of $500 for each attended Board committee meeting, and an annual retainer of $40,000, payable each January for the entire year. They do not receive fees for the execution of written consents in lieu of Board meetings and Board committee meetings. They receive an allowance for their travel and lodging expenses if they do not live in the area where the meeting is held.

    Each Outside Director is automatically awarded annually non-qualified stock options on 6,000 shares of Company common stock on the first day of each calendar year in which stock is traded on the New York Stock Exchange. The entire Board may, for calendar years commencing with 1996, award non-qualified stock options on a non-formula basis to all or such individual Outside Directors as it shall select. Such options may be awarded at such times and for such number of shares as the Board in its discretion determines. The price of such options may be fixed by the Board at a discount not to exceed 25% of the fair market value on the grant date or at the fair market value of the stock on the grant date.

    Commencing with 1997 retainer and meeting and committee fees (assuming attendance at all scheduled meetings), Outside Directors may annually elect to make deferrals of such compensation for the following year into the interest-bearing account of the Non-Employee Director Plan and subsequently elect to convert such balances to stock options with either fair market value or discounted exercise prices. In 1997, Messrs. Hagopian, Lanier, McCormick, and Records chose to make such deferrals of 1998 compensation, which were converted into options on 10,319, 9,751, 11,114, and 9,721 shares, respectively, in 1998.

    (2) Beginning in January, 1993, directors who are officers or employees of the Company or a subsidiary of the Company waived receipt of all fees for attending Board meetings. They do not receive fees for the execution of written consents in lieu of Board meetings. They also do not receive a fee for attending Board committee meetings or an annual retainer. They are reimbursed their travel and lodging expenses, if any.

  Each person who has retired as a director and who is not currently serving as an advisory director may receive a retirement benefit payable annually, in an amount equal to $200 a year for each year of service as a director or advisory director up to 25 years, but not less than $1,200 a year. In determining this benefit, the number of years of service may include years as a director of a subsidiary of the Company if the payment for such years by the Company is in place of a payment which would otherwise be made by the subsidiary.

OTHER TRANSACTIONS

  Robert Richey, Vice President of a Company subsidiary and son of R. K. Richey, received compensation and fringe benefits in 1997 of $125,699.

  In 1997, the Company paid Cavendish Services, Ltd. $252,317 for services relating to foreign currency trading and data services. Director Harold McCormick holds a limited partnership interest in Cavendish Services, Ltd.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's common stock are required to report their initial ownership of the Company's common stock and other equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange and to submit copies of these reports to the Company. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all required
Section 16(a) filings applicable to its executive officers, directors, and greater than ten percent beneficial owners were timely and correctly made except that James L. Sedgwick filed Form 3 after its due date and Mark S. McAndrew, Michael K. Fagin, Spencer H. Stone and Carol A. McCoy reported on Form 5 share balances in Company employee benefit plans inadvertently omitted from Forms 3 of 5,069 shares, 263 shares, 1,241 shares and 59 shares, respectively.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Compensation of senior executives of Torchmark and its subsidiaries and affiliates is determined by the Compensation Committee of the Board of Directors (the "Committee"). The Committee, comprised entirely of outside directors, meets to fix annual salaries in advance and bonuses for the current year of executives earning more than $150,000, to review annual goals and reward outstanding annual performance of executives, to grant stock options pursuant to the 1987 TMK Incentive Plan and to determine senior executives eligible to participate in the TMK Executive Deferral Plan.

  In 1993, the Committee employed an unaffiliated executive compensation consulting firm, Towers Perrin, to assist it in reviewing executive compensation policies and the payment of bonuses to executives. In 1997, the Committee utilized an unaffiliated executive compensation consultant from KPMG Peat Marwick LLP to review certain of its executive compensation policies and practices. The Committee met on several occasions in 1997 with the Chairman to discuss the salaries and bonuses of the five most highly compensated executives, including the Chairman. Also, the Committee received written reports from certain of the other four most highly compensated executives of the Company discussing compensation of persons reporting to that executive.

COMPENSATION PRINCIPLES

  The business philosophy of the Company focuses on maintenance and improvement of insurance operating margins and other operating margins through the efficient management of assets and control of costs. The Company's executive compensation program is based on principles which align compensation with this business philosophy, company values and management initiative. The program seeks to attract and retain key executives necessary to the long-term success of the Company, to mesh compensation with both annual and long-term strategic plans and goals and to reward executives for their efforts in the continued growth and success of the Company. Annual goals for executive compensation focus on insurance operating income for the insurance subsidiaries and operating income in other Company subsidiaries.

  To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. Some types of compensation payments and their deductibility depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws and other factors beyond the Committee's control also affect the deductibility of compensation. For these and other reasons, the Committee will not necessarily and in all circumstances limit executive compensation to that deductible under
Section 162(m). The Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

SALARY AND BONUS SYSTEM

  For some time the Company has used a system of salaries and bonuses to reward executives of the Company and its subsidiaries for performance relative to annual goals. These goals focus on insurance operating income for the insurance subsidiaries and operating income for the other subsidiaries and vary by operating company based upon that particular company's current position. Annually, the Committee, in consultation with the Company's Chairman and Chief Executive Officer and with the Chief Executive Officer of certain operating subsidiaries, reviews each subsidiary's performance relative to the goals and fixes salaries and bonuses for that operating subsidiary's executives. The degree to which these executives have met their particular subsidiary's goals in turn determines the amount of the bonus, if any, and whether senior executive officers of the Company receive salary increases. Such executives do not receive any cost of living salary adjustments.

STOCK OPTION PROGRAM

  The Company began awarding stock options to executives and key employees in 1984. The option plan under which options in Company common stock are currently awarded was adopted in 1987 and has as its stated purpose attracting and retaining employees who contribute to the Company's, its subsidiaries' and affiliates' success and enabling those persons to participate in that long-term success and growth through an equity interest in the Company. To this end, the Committee, as administrator of the TMK Incentive Plan, grants non-qualified stock options to officers and key employees at the market value of the Company's common stock on the date of the grant, the size of the grant being based generally on the current compensation of such officers or key employees. The five most highly compensated executive officers are paid salaries and bonuses commensurate with the level of their responsibilities and therefore they typically are awarded a larger number of option shares than other employees with lesser levels of compensation and responsibility. In 1997, for the five most highly compensated executive officers, the options granted were in proportion to current compensation adjusted by a subjective factor ranging from 6% to 63%.

  Decisions regarding stock option grants are made annually and the number of options previously awarded to an individual executive officer is not a substantial consideration in determining the amount of options granted to that officer in the future. Once an officer has been awarded options and becomes a part of the stock option program, he or she will typically continue to receive from year to year stock options related to salary.

  Stock options may be exercised using cash or previously-owned stock for payment or through a simultaneous exercise and sale program. Such stock options become first exercisable to the extent of 50% of the shares on the second anniversary of the option grant date and on the remaining 50% of the shares on the third anniversary of the option grant date.

DEFERRED COMPENSATION OPTION PROGRAM

  The Company implemented, upon receiving shareholder approval in 1997, a executive deferred compensation stock option plan. Pursuant to their authority under this plan, the Committee designated Messrs. Richey, Tucker and Hudson eligible to participate in the plan in 1997. The plan permits eligible executives to defer salary and/or bonus on an annual basis into an interest-bearing account and subsequently on a one time basis within a limited time period to elect to convert all or a portion of their deferred compensation into Company stock options granted at Market Value or at a discount not to exceed 25%.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

  R. K. Richey, was deeply involved in the formation of the Company in 1980 and has served as one of its principal executives and a director since that time. He assumed the responsibilities of Chief Executive Officer of the Company on January 1, 1985. Since 1980, the market value of Torchmark has increased over 15 times, at over $5.9 billion, and the number of outstanding shares has been reduced by 38%. The market price per share of Company stock has increased 24.7 times since 1980. Cash dividends during the same period increased at a 10.9% compound growth rate and the market capitalization of the Company has compounded at 17.4%.

  The Committee, in determining Mr. Richey's bonus for 1997, focused primarily on operating earnings per share and return on equity, while giving consideration to Mr. Richey's ability and determination as well as his vision and leadership in continuing to enhance the long term value of the Company.

  In 1997, there was 18% growth in operating earnings per share resulting in an earnings per share bonus component of 50% and return on equity exceeded 20% resulting in a return on equity bonus component of 50%, making Mr. Richey eligible pursuant to the formula for the maximum bonus on his base salary. The Committee thus awarded him a bonus of $1,000,000 for 1997.

  During 1993, the Committee developed, in conjunction with its consultant Towers Perrin, and adopted a precise bonus formula for Mr. Richey as Chairman and Chief Executive Officer of the Company based upon the combination of growth in earnings per share and in return on equity adjusted for certain items, including, but not limited to, changes in income tax rates, guaranty fund assessments and punitive damage awards.

  Mr. Richey's base salary and any stock option award to him are not directly related to specific measures of corporate performance. His base salary is determined by his tenure of service with the Company and its subsidiaries and affiliates, his current job responsibilities and the progression of responsibilities and positions he has assumed in the Company over the course of his career. Mr. Richey's total cash compensation has been capped by the Committee at $2,000,000, including a specific cap on his base salary and an effective cap on any bonus he may be awarded.

  Any stock options awarded to Mr. Richey are also not directly tied to specific measures of corporate performance. Such award is generally based on his current compensation. To the extent that his current compensation is related to base salary, there is no tie to specific measures of corporate performance. To the extent that his current compensation has a bonus component, any stock option award to him maybe indirectly impacted by measures of corporate performance.

  In 1997, all directors and active employees of the Company and its subsidiaries who held of exercisable Company stock options were offered the opportunity to participate in a program where such options were exercised and the optionee received Company shares and a restoration option. Mr. Richey participated in this program and received such a restoration option.

  In 1996, Mr. Richey elected to defer all of his 1996 bonus into the TMK Executive Deferral Plan. In 1997, Mr. Richey elected to convert his entire interest account balance in that plan into Company stock options granted at market value. In 1997, Mr. Richey also elected to defer all of any 1997 bonus he received into the TMK Executive Deferral Plan.

COMPENSATION OF OTHER EXECUTIVES

  The other executive officers listed in the Summary Compensation Table in the Proxy Statement are compensated by salary and a bonus based upon growth in insurance operating income and/or operating income of the various Company subsidiaries, affiliates or areas of operation for which each is responsible.

  Mr. Tucker's 1997 bonus compensation was based upon the combined insurance operating income of United Investors Life Insurance Company and the operating income of the Waddell & Reed, Inc. group of companies, entities for which he is responsible. Mr. Hudson is in charge of all insurance operations of the Company except United Investors Life. Messrs. Tucker and Hudson were eligible for 1997 bonuses based upon a formula providing for 5% of their Committee approved salary for each 1% growth in insurance operating income and/or operating income, subject to a cap of 50% of salary. Additionally, the Committee, in its sole discretion could award Messrs. Hudson and Tucker a bonus of up to 20% of 1997 salary. The total of the discretionary bonus and the formula bonus generally may not exceed 60% of the current year base salary.

  Combined insurance operating income and operating income of the companies for which Mr. Tucker is responsible increased 10% in 1997 entitling him to a maximum formula bonus of 50% of base salary or $400,000, which was the bonus granted to Mr. Tucker by the Committee.

  Insurance operating income before administrative expense for 1997 in Mr. Hudson's areas of supervision grew 6% resulting in a bonus of 30% of base salary or $240,000. A discretionary bonus of 20% of base salary was granted to Mr. Hudson by the Committee, resulting in a total bonus of $400,000 for 1997.

  Mr. Herrmann is the Chief Investment Officer of the Waddell & Reed group of companies. Mr. Herrmann's bonus is based on meeting earnings and asset retention targets set by the Committee. In 1997, Mr. Herrmann's bonus was $815,000.

  Mr. Rapoport has served for a number of years as the Chairman of the Board and Chief Executive Officer of American Income. Mr. Rapoport's bonus is subjectively determined based upon a number of factors, including growth in earnings and growth in insurance operating income of American Income.

COMPENSATION AND COMPANY PERFORMANCE

  As indicated above, the annual aspect of executive compensation at Torchmark centers on increases in insurance operating income or operating income. Over the last three years insurance operating income has increased 30.5% from $312 million in 1994 to $407 million in 1997. Operating income at the non-insurance subsidiaries rose from $92 million in 1994 to $121 million in 1997, an increase of 31.8%. Insurance operating income comprised 83.4%, 76.9% and 79.8% of the Company's pre-tax earnings for 1995, 1996 and 1997, respectively, while operating income at the non-insurance subsidiaries was 25.9%, 22.2% and 23.7%, respectively, of the Company's pre-tax earnings for the same periods.

  Mr. Richey's salary and bonus compensation has been capped by the Committee at $2 million. The above performance resulted in compensation increases to certain of the Company's other executives shown in the Summary Compensation Table. Excluding Mr. Richey, cash compensation paid to the other persons listed in the Summary Compensation Table on page 14 as a group increased 28% from 1996 to 1997, because of salary increases to Messrs. Tucker and Rapoport and bonus increases to Messrs. Hudson and Herrmann.

  The long-term portion of the executive compensation program centers on stock value through the granting of stock options. Over the last three fiscal years earnings per share from continuing operations excluding realized investment gains and the related acquisition cost adjustment have increased 32% and rose from $274 million in 1994 to $362 million in 1997.

                          George J. Records, Chairman
                               Joseph M. Farley
                               Louis T. Hagopian
                             Joseph L. Lanier, Jr.

  The foregoing Compensation Committee Report on Executive Compensation shall not be deemed "filed" with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                AMONG TORCHMARK CORPORATION, THE S&P 500 INDEX
                   AND THE S&P INSURANCE (LIFE/HEALTH) INDEX


                             [GRAPH APPEARS HERE]



           TORCHMARK CORPORATION       S&P 500       S&P INSURANCE (LIFE/HEALTH)
12/92            $100                   $100                   $100
12/93              80                    110                    101
12/94              64                    112                     84
12/95              85                    153                    121
12/96              98                    189                    147
12/97             167                    252                    184


*$100 INVESTED ON 12/31/92 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.


  The line graph shown above compares the yearly percentage change in Torchmark's cumulative total return on its common stock with the cumulative total returns of the Standard and Poor's 500 Stock Index ("S&P 500") and the Standard and Poor's Insurance (Life/Health) Index ("S&P Insurance (Life/Health)"). Torchmark is one of the companies whose stock is included within both the S&P 500 and the S&P Insurance (Life/Health). The graph reflects $100 invested on December 31, 1992 in each of Torchmark stock and the two indices with all dividends being reinvested.

            Information for graph produced by Research Data Group.

                           MISCELLANEOUS INFORMATION

PROPOSALS OF STOCKHOLDERS

  In order for a proposal by a stockholder of the Company to be eligible to be included in the proxy statement and proxy form for the annual meeting of stockholders in 1999, the proposal must be received by the Company at its home office, 2001 Third Avenue South, Birmingham, Alabama 35233, on or before November 25, 1998.

GENERAL

  The cost of this solicitation of proxies will be borne by the Company. The Company will request certain banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries to forward solicitation material to the beneficial owners of shares of the Company held of record by such persons, and the Company will reimburse reasonable forwarding expenses.

  THE ANNUAL REPORT OF THE COMPANY FOR 1997, WHICH ACCOMPANIES THIS PROXY STATEMENT, INCLUDES A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 AND THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. UPON REQUEST AND PAYMENT OF THE COST OF REPRODUCTION, THE EXHIBITS TO THE FORM 10-K WILL BE FURNISHED. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO INVESTOR RELATIONS DEPARTMENT, TORCHMARK CORPORATION AT ITS ADDRESS STATED HEREIN.

                                          By Order of the Board of Directors

                                          /s/ Carol A. McCoy

                                          Carol A. McCoy
                                          Associate Counsel & Secretary

March 27, 1998

                             TORCHMARK CORPORATION
                           1998 STOCK INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF PLAN; DEFINITIONS.

  The name of this plan is the Torchmark Corporation 1998 Stock Incentive Plan (the "Plan"). The purpose of the Plan is to enable Torchmark Corporation (the "Company") and its Subsidiaries to attract and retain employees, consultants and directors who contribute to the Company's success by their ability, ingenuity and industry, and to enable such employees, consultants and directors to participate in the long-term success and growth of the Company through an equity interest in the Company. This Plan replaces the Company's prior stock plans: The Restated Torchmark Corporation 1987 Stock Incentive Plan, The Torchmark Corporation 1996 Executive Deferred Compensation Stock Option Plan, and the 1996 Torchmark Corporation Non-Employee Director Stock Option Plan (the "Prior Plans"), which have been frozen as of the effective date of this Plan. Options, stock appreciation rights, restricted stock, or other stock rights granted under the Prior Plans before the effective date of this Plan shall continue to be governed by the terms of the Prior Plans, except to the extent specifically provided otherwise hereinafter, but no additional options, stock appreciation rights, restricted stock, or other stock rights shall be granted under the Prior Plans after the effective date of this Plan.

  For purposes of the Plan, the following terms shall be defined as set forth below:

  "Affiliate" means (i) any corporation (other than a Subsidiary), partnership, joint venture or any other entity in which the Company owns, directly or indirectly, at least a 10 percent beneficial ownership interest, and (ii) the Company's former Subsidiary, Waddell & Reed Financial, Inc., at such time as it ceases to be a Subsidiary.

  "Annual Bonus" means the annual cash bonus payable by the Company to an Eligible Executive for services to the Company or any of its affiliates, as such amount may be determined from year to year.

  "Annual Compensation" means the annual cash retainer and meeting fees payable by the Company to a Non-Employee Director for services as a director (and, if applicable, as the member or chairman of a committee of the Board) of the Company, as such amount may be changed from time to time. For purposes of an election to receive Options under the Plan in lieu of Annual Compensation, meeting fees will be deemed to be earned at the beginning of the year for all scheduled meetings during the year, whether or not the Optionee later attends such meetings.

  "Beneficiary" means any person or persons designated by a Participant, in accordance with procedures established by the Committee or Plan Administrator, to receive benefits hereunder in the event of the Participant's death. If any Participant shall fail to designate a Beneficiary or shall designate a Beneficiary who shall fail to survive the Participant, the Beneficiary shall be the Participant's surviving spouse, or, if none, the Participant's surviving descendants (who shall take per stirpes) and if there are no surviving descendants, the Beneficiary shall be the Participant's estate.

  "Board" means the Board of Directors of the Company.

  "Bonus Deferral Election Date" means the date established by the Plan as the date by which an Eligible Executive must submit a valid Primary Election Form for Bonus to the Plan Administrator in order to defer Annual Bonus under the Plan for a calendar year. For each calendar year, the Bonus Deferral Election Date is December 31 of the calendar year for which the Bonus is to be earned.

  "Business Day" shall mean a day on which the New York Stock Exchange or any national securities exchange or over-the-counter market on which the Stock is traded is open for business.

  "Cause" means a Participant's willful misconduct or dishonesty, any of which is directly and materially harmful to the business or reputation of the Company or any Subsidiary or Affiliate.

"Change in Control" means the happening of any of the following:

    (i) when any "person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Company or a Subsidiary thereof or any Company employee benefit plan), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

    (ii) the occurrence of any transaction or event relating to the Company that is required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of Regulation 14A of the Securities and Exchange Commission under the Exchange Act;

    (iii) when, during any period of two consecutive years during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board, cease for any reason other than death to constitute at least a majority thereof, unless each director who was not a director at the beginning of such period was elected by, or on the recommendation of, at least two-thirds of the directors at the beginning of such period; or

    (iv) the occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary thereof through the purchase of assets, by merger, or otherwise.

  "Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto.

  "Commission" means the Securities and Exchange Commission.

  "Committee" means the Compensation Committee of the Board. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan shall be exercised by the Board.

  "Company" means Torchmark Corporation, a corporation organized under the laws of the State of Delaware (or any successor corporation).

  "Covered Employee" means an individual who the Committee determines is, or is expected to be as of the relevant date for determining the Company's tax deduction, a covered employee as defined in Section 162(m)(3) of the Internal Revenue Code of 1986, as amended, with respect to the Company.

  "Deferred Stock" means an award made pursuant to Section 9 below of the right to receive Stock at the end of a specified deferral period.

  "Director Stock Option" means any option to purchase shares of Stock granted pursuant to Section 6 or 10.

  "Election Date" means the date by which a Non-Employee Director must submit a valid Primary Election Form to the Plan Administrator in order to participate under Section 10 of the Plan for a calendar year. For each calendar year, the Election Date is December 31 of the preceding calendar year; provided, however, that the Election Date for a newly eligible Participant shall be the 30th day following the date on which such individual becomes a Non-Employee Director.

  "Eligible Executive" means an executive officer of the Company or any of its Subsidiaries or Affiliates, as such officers may be selected by the Chairman of the Board of Directors or the Committee or its designee from year to year, to be eligible for Executive Deferred Compensation Stock Options pursuant to
Section 10 below.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor thereto.

  "Fair Market Value" means, as of any given date, the closing price of the Stock on such date on the New York Stock Exchange Composite Tape.

  "Incentive Stock Option" means any Stock Option intended to be and designated as an "incentive stock option" within the meaning of Section 422 of the Code.

  "Immediate Family" means the children, grandchildren or spouse of any Optionee.

  "Interest Account" means the Interest Account for Bonus and/or the Interest Account for Salary or the Interest Account for Annual Compensation, as the context requires. The maintenance of individual Interest Accounts is for bookkeeping purposes only.

  "Interest Account for Bonus" means the account established by the Company for each Eligible Executive for Annual Bonus deferred pursuant to the Plan and which shall be credited with interest on the last day of each calendar quarter (or such other day as determined by the Plan Administrator).

  "Interest Account for Annual Compensation" means the account established by the Company for each Non-Employee Director for Annual Compensation deferred pursuant to the Plan and which shall be credited with interest on the last day of each calendar quarter (or such other day as determined by Plan
Administrator).

  "Interest Account for Salary" means the account established by the Company for each Eligible Executive for Salary deferred pursuant to the Plan and which shall be credited with interest on the last day of each calendar quarter (or such other day as determined by the Plan Administrator).

  "Non-Employee Director" means a director of the Company who is not an employee of the Company or of any Subsidiary or Affiliate (as determined by the Committee).

  "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

  "Normal Retirement" means retirement from active employment with the Company, any Subsidiary, and any Affiliate on or after the normal retirement date specified in the applicable tax-qualified company pension plan.

  "Option Grant Date" means the date upon which a Stock Option is granted to an Eligible Executive pursuant to Article 6.

  "Optionee" means a director, consultant, officer or key employee to whom a Stock Option has been granted or, in the event of such individual's death prior to the expiration of a Stock Option, such individual's Beneficiary.

  "Participant" means any director, consultant, officer or key employee who has been awarded a Stock Option, Restricted Stock, Stock Appreciation Right, or Deferred Stock Right under the Plan.

  "Plan" means this 1998 Stock Incentive Plan.

  "Plan Administrator" means one or more agents to whom the Committee shall have delegated administrative duties under the Plan.

  "Primary Election Form" means a Primary Election Form for Salary and/or a Primary Election Form for Bonus, or a form, substantially in the form attached hereto as Exhibit E, pursuant to which a Non-Employee Director elects to defer Annual Compensation under the Plan as the context requires.

  "Primary Election Form for Bonus" means a form, substantially in the form attached hereto as Exhibit B, pursuant to which an Eligible Executive elects to defer Bonus under the Plan.

  "Primary Election Form for Salary" means a form, substantially in the form attached hereto as Exhibit A, pursuant to which an Eligible Executive elects to defer Salary under the Plan.

  "Restricted Stock" means an award of shares of Stock that are subject to restrictions under Section 8.

  "Salary" means the salary payable by the Company to an Eligible Executive for services to the Company, any of its Subsidiaries or any of its Affiliates, as such amount may be changed from time to time.

  "Salary Deferral Election Date" means the date established by the Plan as the date by which an Eligible Executive must submit a valid Primary Election Form for Salary to the Plan Administrator in order to defer Salary under the Plan for a calendar quarter. For each calendar quarter, the Salary Deferral Election Date is the last day of the preceding calendar quarter.

  "Secondary Election Form" means a Secondary Election Form for Salary and/or a Secondary Election Form for Bonus, or a form, substantially in the form attached hereto as Exhibit F, pursuant to which a Non-Employee Director elects to convert previously deferred compensation to Options pursuant to Section 10 of the Plan, as the context requires.

  "Secondary Election Form for Bonus" means a form, substantially in the form attached hereto as Exhibit D, pursuant to which an Eligible Executive elects to convert previously deferred Annual Bonus to Options pursuant to
Section 10(m) of the Plan.

  "Secondary Election Form for Salary" means a form, substantially in the form attached hereto as Exhibit C, pursuant to which an Eligible Executive elects to convert previously deferred Salary to Options pursuant to Section 10(m) of the Plan.

  "Stock Option Award Notice" means a written award notice to an Eligible Executive or a Non-Employee Director from the Company evidencing an Option.

  "Stock" means the Common Stock of the Company.

  "Stock Appreciation Right" means a right granted under Section 7 below to surrender to the Company all or a portion of a Stock Option in exchange for an amount equal to the difference between (i) the Fair Market Value, as of the date such Stock Option or such portion thereof is surrendered, of the shares of Stock covered by such Stock Option or such portion thereof, and (ii) the aggregate exercise price of such Stock Option or such portion thereof.

  "Stock Option" or "Option" means any option to purchase shares of Stock granted pursuant to Section 5, 6 or 10.

  "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

  SECTION 2. ADMINISTRATION.

  The Plan shall be administered by the Committee which shall at all times comply with the requirements of Rule 16b-3 of the Exchange Act. All members of the Committee shall also be "outside directors" within the meaning of Section 162(m) of the Code.

  The Committee shall have the power and authority to grant to eligible persons, pursuant to the terms of the Plan: (i) Stock Options; (ii) Stock Appreciation Rights; (iii) Restricted Stock or (iv) Deferred Stock.

  In particular, the Committee shall have the authority:

  (i) to select the consultants, officers and other key employees of the Company, its Subsidiaries, and its Affiliates to whom Stock Options, Stock Appreciation Rights, Restricted Stock or Deferred Stock awards or a combination of the foregoing from time to time will be granted hereunder;

    (ii) to determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock or Deferred Stock, or a combination of the foregoing, are to be granted hereunder;

    (iii) to determine the number of shares of Stock to be covered by each such award granted hereunder;

    (iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (other than Director Stock Options granted pursuant to Section 6(a)), including, but not limited to, any restriction on any Stock Option or other award and/or the shares of Stock relating thereto based on performance and/or such other factors as the Committee may determine, in its sole discretion, any vesting acceleration features based on performance and/or such other factors as the Committee may determine, in its sole discretion, reload features, transferability features, and other features not inconsistent with the Plan;

    (v) to determine whether, to what extent and under what circumstances Stock and other amounts payable with respect to an award under this Plan shall be deferred either automatically or at the election of a participant, including providing for and determining the amount (if any) of deemed earnings on any deferred amount during any deferral period.

  The Committee shall have the discretionary authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan.

  The Committee may delegate administrative duties under the Plan to one or more agents as it shall deem necessary or advisable. No member of the Committee or the Board or the Plan Administrator shall be personally liable for any action or determination made in good faith with respect to the Plan or any Option or to any settlement of any dispute between a Non-Employee Director and the Company.

  All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan Participants.

SECTION 3. STOCK SUBJECT TO PLAN.

  The total number of shares of Stock reserved and available for distribution under the Plan shall be 14,000,000, which may consist, in whole or in part, of authorized and unissued shares or treasury shares.

  In the event of any sale of assets, merger, reorganization, consolidation, recapitalization, Stock dividend, or other change in corporate structure affecting the Stock, an equitable substitution or adjustment shall be made in
(i) the aggregate number of shares reserved for issuance under the Plan, (ii) the number and option price of shares subject to outstanding Stock Options granted under the Plan, (iii) the number of shares subject to Restricted Stock or Deferred Stock awards granted under the Plan, (iv) the aggregate number of shares available for issuance to any employee pursuant to Section 4(a), and
(v) the number of Non-Employee Director Stock Options to be granted each year pursuant to Section 6, as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any award shall always be a whole number. Such adjusted option price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right associated with any Stock Option.

SECTION 4. ELIGIBILITY.

  (a) Officers, other key employees and consultants of the Company, its Subsidiaries or its Affiliates (but, except as provided in Sections 6 and 10, excluding members of the Committee and, any person who serves only as a director) who are responsible for or contribute to the management, growth and/or profitability of the business of the Company, its Subsidiaries, or its Affiliates are eligible to be granted Stock Options, Stock Appreciation Rights, Restricted Stock or Deferred Stock awards.

  Except as provided in Section 6, the optionees and participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible, and the Committee shall determine, in its sole discretion, the number of shares covered by each award or grant; provided, however, that no person shall be granted Stock Options and/or Stock Appreciation Rights on more than 800,000 shares in any calendar year.

  (b) Directors of the Company (other than directors who are also officers or employees of the Company, its Subsidiaries or its Affiliates) are eligible to receive Non-Employee Director Stock Options pursuant to Sections 6 and 10 of the Plan.

  (c) Consultants who provide services to the Company, a Subsidiary or an Affiliate are eligible to receive Non-Qualified Stock Options pursuant to
Section 5 of the Plan.

  SECTION 5. STOCK OPTIONS.

  Stock Options may be granted either alone or in addition to other awards granted under the Plan. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve, and the provisions of Stock Option awards need not be the same with respect to each optionee.

  The Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options.

  The Committee shall have the authority to grant any Optionee Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights) except that Incentive Stock Options shall only be granted to employees of the Company or a Subsidiary. To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option.

  Except as provided in Section 5(1), no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code. Notwithstanding the foregoing, in the event an optionee voluntarily disqualifies an option as an Incentive Stock Option within the meaning of
Section 422 of the Code, the Committee may, but shall not be obligated to, make such additional grants, awards or bonuses as the Committee shall deem appropriate, to reflect the tax savings to the Company which results from such disqualification.

  Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

  (a) Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but shall be not less than 100% of the Fair Market Value of the Stock on the date of the grant of the Stock Option.

  (b) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Incentive Stock Option shall be exercisable more than ten years after the date such Incentive Stock Option is granted.

  (c) Exercisability. Subject to paragraph (l) of this Section 5 with respect to Incentive Stock Options, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee, provided, however, that, except as provided in Section 5(f), 5(g), 5(h) or 14, no Stock Option shall be exercisable prior to six months from the date of the granting of the option. Notwithstanding the limitations set forth in the preceding sentence, the Committee may accelerate the exercisability of any Stock Option, at any time in whole or in part, based on performance and/or such other factors as the Committee may determine in its sole discretion.

  (d) Method of Exercise. Stock Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price, in cash, by check or such other instrument as may be acceptable to the Committee (including instruments providing for "cashless exercise"). As determined by the Committee, in its sole discretion, at or after grant, payment in full or in part may also be made in the form of unrestricted Stock already owned by the Optionee or, in the case of the exercise of a Non-Qualified Stock Option, Restricted Stock or Deferred Stock subject to an award hereunder (based, in each case, on the Fair Market Value of the Stock on the date the option is exercised, as determined by the Committee). If payment of the option exercise price of a Non-Qualified Stock Option is made in whole or in part in the form of Restricted Stock or Deferred Stock, the shares received upon the exercise of such Stock Option shall be restricted or deferred, as the case may be, in accordance with the original term of the Restricted Stock award or Deferred Stock award in question, except that the Committee may direct that such restrictions or deferral provisions shall apply to only the number of such shares equal to the number of shares of Restricted Stock or Deferred Stock surrendered upon the exercise of such Option. No shares of unrestricted Stock shall be issued until full payment therefor has been made. An Optionee shall have the rights to dividends or other rights of a stockholder with respect to shares subject to the Option when the Optionee has given written notice of exercise and has paid in full for such shares.

  (e) Transferability of Options. A Stock Option agreement may permit an optionee to transfer the Stock Option to members of his or her Immediate Family, to one or more trusts for the benefit of such Immediate Family members, or to one or more partnerships where such Immediate Family members are the only partners if (i) the agreement setting forth such Stock Option expressly provides that the Stock Option may be transferred only with the express written consent of the Committee, and (ii) the optionee does not receive any consideration in any form whatsoever for said transfer. Any Stock Option so transferred shall continue to be subject to the same terms and conditions in the hands of the transferee as were applicable to said Stock Option immediately prior to the transfer thereof.

  Any Stock Option not (i) granted pursuant to any agreement expressly allowing the transfer of said Stock Option or (ii) amended expressly to permit its transfer shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution and such Stock Option thus shall be exercisable during the Optionee's lifetime only by the Optionee.

  (f) Termination by Death. Unless otherwise determined by the Committee, if an Optionee's employment with the Company, any Subsidiary, and any Affiliate terminates by reason of death (or if an Optionee dies following termination of employment by reason of Normal Retirement), any Stock Option shall become immediately exercisable and may thereafter be exercised by the legal representative of the estate or by the legatee of the Optionee under the will of the Optionee, during the period ending on the expiration of the stated term of such Stock Option or the first anniversary of the Optionee's death, whichever is later.

  (g) Termination by Reason of Normal Retirement. Unless otherwise determined by the Committee, if an Optionee's employment with the Company, any Subsidiary and any Affiliate terminates by reason of Normal Retirement, any Stock Option held by such Optionee shall become immediately exercisable. A Stock Option held by an Optionee whose employment has terminated by reason of Normal Retirement shall expire at the end of the stated term of such Stock Option, unless otherwise determined by the Committee.

  In the event of termination of employment by reason of Normal Retirement, if an Incentive Stock Option is exercised after the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

  (h) Termination for Cause. Notwithstanding Section 5(g), if the Optionee's employment or consulting relationship with the Company, any Subsidiary and any Affiliate is terminated for Cause, or the Committee determines that the Optionee has engaged in conduct that would be grounds for termination with Cause, the Stock Option shall immediately be forfeited to the Company upon the giving of notice of termination of employment or on the event constituting Cause.

  (i) Committee Discretion. Notwithstanding the other provisions of this
Section 5 to the contrary, upon the request of an Optionee whose employment has terminated or is expected to terminate in the near future, the Committee may, in its sole and absolute discretion, agree to allow the Optionee's Stock Option to terminate on a date following the date that it would otherwise terminate pursuant to the provisions of this Section 5.

  (j) Other Termination. If the Optionee's employment or consulting relationship with the Company, any Subsidiary and any Affiliate is terminated for any reason other than what is specified in Section 5(f), 5(g) or (5(h) (including, without limitation, early retirement, voluntary termination, termination without Cause, or for any other reason), the Stock Option shall immediately be forfeited to the Company upon such termination of employment.

  (k) Termination upon Change of Control. Notwithstanding the provisions of
Section 5(j) or the stated term of the Stock Option, if the Optionee's employment with the Company, any Subsidiary and any Affiliate is involuntarily terminated by the Optionee's employer without Cause by reason of or within three months after a merger or other business combination resulting in a Change of Control, the Stock Option shall terminate upon the later of six months and one day after such merger or business combination or ten business days following the expiration of the period during which publication of financial results covering at least thirty days of post-merger combined operations has occurred.

  (l) Limit on Value of Incentive Stock Option First Exercisable Annually. The aggregate Fair Market Value (determined at the time of grant) of the Stock for which "incentive stock options" within the meaning of Section 422 of the Code are exercisable for the first time by an Optionee during any calendar year under the Plan (and/or any other stock option plans of the Company, any Subsidiary and any Affiliate) shall not exceed $100,000. Notwithstanding the preceding sentence, the exercisability of such Stock Options may be accelerated by the Committee and shall be accelerated as provided in Sections 5(f), 5(g), 5(h), and 14, in which case Stock Options which exceed such $100,000 limit shall be treated as Non-Qualified Stock Options. For this purpose, options granted earliest shall be applied first to the $100,000 limit. In the event that only a portion of the options granted at the same time can be applied to the $100,000 limit, the Company shall issue separate share certificates for such number of shares as does not exceed the $100,000 limit, and shall designate such shares as ISO stock in its share transfer records.

  SECTION 6. NON-EMPLOYEE DIRECTOR STOCK OPTIONS.

  Non-Employee Director Stock Options granted under the Plan shall be Non-Qualified Stock Options. Such Non-Employee Director Stock Options may be granted pursuant to the pre-established formula contained herein or may, in the sole discretion of the entire Board of Directors, be granted as to such number of shares and upon such terms and conditions as shall be determined by said Board of Directors.

  Non-Employee Director Stock Options granted under the Plan shall be evidenced by a written agreement in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

  (a) Formula-based Director Stock Options. For each calendar year, 6,000 Non-Employee Director Stock Options shall be granted automatically on the first day of each calendar year on which Stock is publicly traded on the New York Stock Exchange to each member of the Board on that date who is not a Non-Employee Director.

  The option price per share of Stock purchasable under such Non-Employee Director Stock Option shall be 100% of the Fair Market Value of the Stock on the date of the grant of the Option. Except as provided in Section 14, said Non-Employee Director Stock Options shall become exercisable in full six months from the date of the grant of the Option and shall remain exercisable for a term of ten years and two days from the date such Non-Employee Director Stock Option is granted.

  (b) Non-Formula Based Options. Within its sole discretion, the entire Board may award Non-Employee Director Stock Options on a non-formula basis to all or such individual Non-Employee Directors as it shall select. Such Non-Employee Stock Options may be awarded at such times and for such number of shares as the Board in its discretion determines. The price of such Non-Employee Stock Options may be fixed by the Board at a discount not to exceed 25% of the fair market value of the Stock on the date of grant or may be the fair market value of the Stock on the grant date. Such Non-Employee Director Stock Options shall become first exercisable and have an option term as determined by the Board in its discretion; provided however, that except as described in Section 14 and in paragraph (e) of this section, no such Option shall be first exercisable until six months from the date of grant. All other terms and conditions of such Non-Employee Director Stock Options shall be as established by the Board in its sole discretion.

  (c) Method of Exercise. Any Non-Employee Director Stock Option granted pursuant to the Plan may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price, in cash, by check or such other instrument as may be acceptable to the Committee (including instruments providing for "cashless exercise"). Payment in full or in part may also be made in the form of unrestricted Stock already owned by the Optionee (based on the Fair Market Value of the Stock on the date the Option is exercised). No shares of unrestricted Stock shall be issued until full payment therefor has been made. An Optionee shall have the rights to dividends or other rights of a stockholder with respect to shares subject to the Option when the Optionee has given written notice of exercise and has paid in full for such shares.

  (d) Transferability of Options. No Non-Employee Director Stock Option shall be transferable by the Optionee otherwise than by will or by the laws of descent and distribution, and all Director Stock Options shall be exercisable, during the Optionee's lifetime, only by the Optionee; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, and (ii) is otherwise appropriate and desirable, taking into account any state or federal securities laws applicable to transferable options.

  (e) Termination of Service. Upon an Optionee's termination of status as a Non-Employee Director with the Company for any reason, any Director Stock Options held by such Optionee shall become immediately exercisable and may thereafter be exercised during the period ending on the expiration of the stated term of such Non-Employee Director Stock Options or the first anniversary of the Optionee's death, whichever is later. Notwithstanding the foregoing sentence, if the Optionee's status as an Non-Employee Director terminates by reason of or within three months after a merger or other business combination resulting in a "Change of Control" as defined in Section 14 of this Plan, the Non-Employee Director Stock Option shall terminate upon the latest of (i) six months and one day after the merger or business combination, (ii) ten business days following the expiration of the period during which publication of financial results covering at least thirty days of post-merger combined operations has occurred, and (iii) the expiration of the stated term of such Non-Employee Director Stock Option.

  (f) Deferred Compensation Stock Options. Non-Employee Directors are also eligible to elect Deferred Compensation Stock Options pursuant to Section 10 below.

  SECTION 7. STOCK APPRECIATION RIGHTS.

  (a) Grant and Exercise. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan. In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of the grant of such Non-Qualified Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of the grant of such Incentive Stock Option.

  A Stock Appreciation Right or applicable portion thereof granted with respect to a given Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, except that, unless otherwise provided by the Committee at the time of grant, a Stock Appreciation Right granted with respect to less than the full number of shares covered by a related Stock Option shall only be reduced if and to the extent that the number of shares covered by the exercise or termination of the related Stock Option exceeds the number of shares not covered by the Stock Appreciation Right.

  A Stock Appreciation Right may be exercised by an Optionee, in accordance with paragraph (b) of this Section 7, by surrendering the applicable portion of the related Stock Option. Upon such exercise and surrender, the Optionee shall be entitled to receive an amount determined in the manner prescribed in paragraph (b) of this Section 7. Stock Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

  (b) Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

  (i) Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate shall be exercisable in accordance with the provisions of Section 5 and this Section 7 of the Plan; provided, however, that any Stock Appreciation Right granted subsequent to the grant of the related Stock Option shall not be exercisable during the first six months of the term of the Stock Appreciation Right, except that this additional limitation shall not apply in the event of death of the Optionee prior to the expiration of the six-month period.

  (ii) Upon the exercise of a Stock Appreciation Right, an Optionee shall be entitled to receive up to, but not more than, an amount in cash or shares of Stock equal in value to the excess of the Fair Market Value of one share of Stock over the option price per share specified in the related Stock Option multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

  (iii) Stock Appreciation Rights shall be transferable only when and to the extent that the underlying Stock Option would be transferable under paragraph
(e) of Section 5 of the Plan.

  (iv) Upon the exercise of a Stock Appreciation Right, the Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3 of the Plan on the number of shares of Stock to be issued under the Plan.

  (v) A Stock Appreciation Right granted in connection with an Incentive Stock Option may be exercised only if and when the market price of the Stock subject to the Incentive Stock Option exceeds the exercise price of such Stock Option.

  (vi) In its sole discretion, the Committee may provide, at the time of grant of a Stock Appreciation Right under this Section 7, that such Stock Appreciation Right can be exercised only in the event of a "Change of Control" and/or a "Potential Change of Control" (as defined in Section 14 below).

  (vii) The Committee, in its sole discretion, may also provide that in the event of a "Change of Control" and/or a "Potential Change of Control" (as defined in Section 14 below) the amount to be paid upon the exercise of a Stock Appreciation Right shall be based on the "Change of Control Price" (as defined in Section 14 below).

  SECTION 8. RESTRICTED STOCK.

  (a) Administration. Shares of Restricted Stock may be issued either alone or in addition to other awards granted under the Plan. The Committee shall determine the officers and key employees of the Company and its Subsidiaries and Affiliates to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the price, if any, to be paid by the recipient of Restricted Stock (subject to Section 8(b) hereof), the time or times within which such awards may be subject to forfeiture, and all other conditions of the awards. The Committee may also condition the grant and/or vesting of Restricted Stock upon the attainment of specified performance goals, or such other criteria as the Committee may determine, in its sole discretion. The provisions of Restricted Stock awards need not be the same with respect to each recipient.

  (b) Awards and Certificates. The prospective recipient of an award of shares of Restricted Stock shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award (a "Restricted Stock Award Agreement"), has delivered a fully executed copy thereof to the Company, and has otherwise complied with the then applicable terms and conditions. Awards of Restricted Stock must be accepted within a period of 60 days (or such shorter period as the Committee may specify) after the award date by executing a Restricted Stock Award Agreement and paying the price specified in the Restricted Stock Award Agreement. Each Participant who is awarded Restricted Stock shall be issued a stock certificate registered in the name of the Participant in respect of such shares of Restricted Stock. The Committee shall specify that the certificate shall bear a legend, as provided in clause (i) below, and/or be held in custody by the Company, as provided in clause (ii) below.

  (i) The certificate shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, substantially in the following form:

  "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Torchmark Corporation 1998 Stock Incentive Plan and a Restricted Stock Award Agreement entered into between the registered owner and Torchmark Corporation. Copies of such Plan and Agreement are on file in the offices of Torchmark Corporation, 2001 Third Avenue South, Birmingham, Alabama 35233."

  (ii) The Committee shall require that the stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award, the Participant shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such award.

  (c) Restrictions and Conditions. The shares of Restricted Stock awarded pursuant to this Section 8 shall be subject to the following restrictions and conditions:

  (i) Subject to the provisions of this Plan and the Restricted Stock Award Agreements, during such period as may be set by the Committee commencing on the grant date (the "Restriction Period"), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded under the Plan. The Committee may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, before or after the Participant's termination of employment, based on performance and/or such other factors as the Committee may determine, in its sole discretion.

  (ii) Except as provided in paragraph (c)(i) of this Section 8, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company, including the right to receive any dividends. Dividends paid in stock of the Company or stock received in connection with a stock split with respect to Restricted Stock shall be subject to the same restrictions as on such Restricted Stock. Certificates for shares of unrestricted Stock shall be delivered to the Participant promptly after, and only after, the period of forfeiture shall expire without forfeiture in respect of such shares of Restricted Stock.

  (iii) Subject to the provisions of the Restricted Stock Award Agreement and this Section 8, upon termination of employment for any reason other than Normal Retirement or death during the Restriction Period, all shares still subject to restriction shall be forfeited by the Participant, and the Participant shall only receive the amount, if any, paid by the Participant for such forfeited Restricted Stock.

SECTION 9. DEFERRED STOCK AWARDS.

  (a) Administration. Deferred Stock may be awarded either alone or in addition to other awards granted under the Plan. The Committee shall determine the officers and key employees of the Company, its Subsidiaries and Affiliates to whom, and the time or times at which, Deferred Stock shall be awarded, the number of shares of Deferred Stock to be awarded to any Participant, the duration of the period (the "Deferral Period") during which, and the conditions under which, receipt of the Stock will be deferred, and the terms and conditions of the award in addition to those set forth in paragraph (b) of this Section 9. The Committee may also condition the grant and/or vesting of Deferred Stock upon the attainment of specified performance goals, or such other criteria as the Committee shall determine, in its sole discretion. The provisions of Deferred Stock awards need not be the same with respect to each recipient.

  (b) Terms and Conditions. The shares of Deferred Stock awarded pursuant to this Section 9 shall be subject to the following terms and conditions:

  (i) Subject to the provisions of this Plan and the award agreement, Deferred Stock awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period. At the expiration of the Deferral Period (or Elective Deferral Period, (as defined below) where applicable), share certificates shall be delivered to the Participant, or his legal representative, in a number equal to the shares covered by the Deferred Stock award.

  (ii) At the time of the award, the Committee may, in its sole discretion, determine that amounts equal to any dividends declared during the Deferral Period (or Elective Deferral Period) with respect to the number of shares covered by a Deferred Stock award will be: (a) paid to the Participant currently; (b) deferred and deemed to be reinvested; or (c) that such Participant has no rights with respect thereto.

  (iii) Subject to the provisions of the award agreement and this Section 9, upon termination of employment for any reason during the Deferral Period for a given award, the Deferred Stock in question shall be forfeited by the Participant.

  (iv) Based on performance and/or such other criteria as the Committee may determine, the Committee may, at or after grant (including after the Participant's termination of employment), accelerate the vesting of all or any part of any Deferred Stock award and/or waive the deferral limitations for all or any part of such award.

  (v) A Participant may elect to defer further receipt of the award for a specified period or until a specified event (the "Elective Deferral Period"), subject in each case to the Committee's approval and to such terms as are determined by the Committee, all in its sole discretion. Subject to any exceptions adopted by the Committee, such election must generally be made at least six months prior to completion of the Deferral Period for a Deferred Stock award (or for an installment of such an award).

  (vi) Each award shall be confirmed by, and subject to the terms of, a Deferred Stock award agreement executed by the Company and the Participant.

SECTION 10. EXECUTIVE AND NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION STOCK OPTIONS.

  (a) Election to Participate. The Chairman of the Board or the Committee or its designee shall designate each year those executives who shall be Eligible Executives for the coming year. An Eligible Executive may participate under this Section 10 of the Plan by delivering to the Plan Administrator a properly completed and signed (i) Primary Election Form for Salary on or before the Salary Deferral Election Date, and/or (ii) Primary Election Form for Bonus on or before the Bonus Deferral Election Date. In addition, each Non-Employee Director is automatically eligible to participate under this Section 10 of the Plan. A Non-Employee Director may participate under this Section 10 of the Plan for a calendar year by delivering a properly completed and signed Primary Election Form to the Plan Administrator on or before the Election Date. The Non-Employee Director's participation in the Plan will be effective as of the first day of the calendar year beginning after the Plan Administrator receives the Non-Employee Director's Primary Election Form, or, in the case of a newly eligible Participant, on the first day of the calendar month beginning after the Plan Administrator receives such Non-Employee Director's Primary Election Form. An Eligible Executive's participation in the Plan will be effective (i) as of the first day of the calendar quarter beginning after the Plan Administrator receives the Eligible Executive's Primary Election Form for Salary, or (ii) as of the first day of the year for which an Annual Bonus is earned, in the case of an Eligible Executive's Primary Election Form for Bonus. A Participant shall not be entitled to any benefit hereunder unless such Participant has properly completed the appropriate type of Primary Election Form and deferred the receipt of his or her Annual Bonus and/or Salary, or Annual Compensation, in the case of a Non-Employee Director.

  (b) Irrevocable Election. A Participant may not revoke or change his or her Primary Election Form; provided, however, that a Participant may, by filing a Secondary Election Form with the Plan Administrator within the period provided in the Plan, subsequently elect to convert the balance in his or her Interest Account to Stock Options in accordance with Subsection (m) below.

  (c) [Reserved]

  (d) Deferred Annual Bonus or Salary. An Eligible Executive may elect to defer up to 100% (in increments of 10% or $10,000) of his or her Annual Bonus and/or Salary to his or her Interest Account, and/or by conversion to Stock Options in accordance with the terms of the Plan. A Non-Employee Director may elect to defer up to 100% of his or her Annual Compensation (in 10% increments but not less than 50%) to his or her Interest Account and/or by conversion to Stock Options in accordance with the terms of the Plan. For bookkeeping purposes, the amount of the Annual Compensation, Annual Bonus and/or Salary which Participant elects to defer pursuant to the Plan shall be transferred to and held in individual Interest Accounts (in annual designations) pending distribution in cash or the conversion to Stock Options, if applicable, pursuant to subsection (m) below.

  (e) Time of Election of Deferral. An Eligible Executive who wishes to defer Salary for a calendar quarter must irrevocably elect to do so on or prior to the Salary Deferral Election Date for such calendar quarter, by delivering a valid Primary Election Form for Salary to the Plan Administrator. The Primary Election Form for Salary shall indicate: (1) the percentage or amount of Salary to be deferred, and (2) the form and timing of payout of deferred amounts; provided, however, that if a Participant elects to defer Salary for more than one quarter during a particular calendar year, the form and timing of payout for each quarter's deferral shall be identical. An Eligible Executive who wishes to defer Annual Bonus for a calendar year must irrevocably elect to do so on or prior to the Bonus Deferral Election Date for such calendar year, by delivering a valid Primary Election Form for Bonus to the Plan Administrator. The Primary Election Form for Bonus shall indicate:
(1) the percentage of Annual Bonus to be deferred, and (2) the form and timing of payout of deferred amounts; provided, however, that if a Participant elects to defer both Salary and Annual Bonus for a particular calendar year, the form and timing of payout for each shall be identical. A Non-Employee Director who wishes to defer Annual Compensation for a calendar year must irrevocably elect to do so on or prior to the Election Date for such calendar year, by delivering a valid Primary Election Form to the Plan Administrator. The Primary Election Form shall indicate: (1) the percentage or amount of Annual Compensation to be deferred, and (2) the form and timing of payout of deferred amounts.

  (f) Interest Accounts. Amounts in a Participant's Interest Account will be credited with interest as of the last day of each calendar quarter (or such other day as determined by the Plan Administrator, which, in the case of amounts converted to Stock Options under the Plan, shall be the date of such conversion) at the rate set from time to time by the Committee to be applicable to the Interest Accounts of all Participants under the Plan. To the extent required for bookkeeping purposes, a Participant's Interest Accounts will be segregated to reflect deferred compensation on a year-by-year basis and on the basis of the type of compensation deferred. For example, a 1998 Interest Account for Bonus, a 1998 Interest Account for Salary, a 1999 Interest Account for Bonus, a 1999 Interest Account for Salary, and so on. Within a reasonable time after the end of each calendar year, the Plan Administrator shall report in writing to each Participant the amount held in his or her Interest Accounts at the end of the year.

  (g) Responsibility for Investment Choices. Each Participant is solely responsible for any decision to defer Annual Bonus and/or Salary or Annual Compensation into his or her Interest Account or convert Annual Bonus and/or Salary or Annual Compensation to Stock Options under the Plan and accepts all investment risks entailed by such decision, including the risk of loss and a decrease in the value of the amounts he or she elects to defer.

  (h) Form of Payment.

  (i) Payment Commencement Date. Payment of the balances in a Participant's Interest Accounts shall commence on the earliest to occur of (a) December 31 of the fifth year after the year with respect to which the deferral was made,
(b) the first Business Day of the fourth month after the Participant's death, or (c) the Participant's termination as an employee or Non-Employee Director of the Company or any of its Subsidiaries or Affiliates, other than by reason of death.

  (ii) Optional Forms of Payment. Distributions from a Participant's Interest Accounts may be paid to the Participant either in a lump sum or in a number of approximately equal monthly installments designated by the Participant on his or her Primary Election Form. Such monthly installments may be for any number of months up to 120 months; provided, however, that in the event of the Participant's death during the payout period, the remaining balance shall be payable to the Participant's Beneficiary in a lump sum on or about the first Business Day of the fourth month after the Participant's death. If a Participant elects to receive a distribution of his or her Interest Accounts in installments, the Plan Administrator may purchase an annuity from an insurance company which annuity will pay the Participant the desired annual installments. If the Plan Administrator purchases an annuity contract, the Participant will have no further rights to receive payments from the Company or the Plan with respect to the amounts subject to the annuity. If the Plan Administrator does not purchase an annuity contract, the value of the Interest Accounts remaining unpaid shall continue to receive allocations of return as provided in Subsection (f) above. If the Participant fails to designate a payment method in the Participant's Primary Election Form, the Participant's Account shall be distributed in a lump sum.

  (iii) Irrevocable Elections. A Participant may elect a different payment form for each year's compensation deferred under the Plan; provided, however, that if a Participant elects to defer Salary for more than one quarter during a particular calendar year, or if a Participant elects to defer Salary and Annual Bonus for a particular calendar year, the form and timing of payout for each such deferral shall be identical. The payment form elected or deemed elected on the Participant's Primary Election Form shall be irrevocable.

  (iv) Acceleration of Payment. If a Participant elects an installment distribution and the value of such installment payment elected by the Participant would result in a distribution of less than $3,000 per year, the Plan Administrator may accelerate payment of the Participant's benefits over a lesser number of whole years so that the annual amount distributed is at least $3,000. If payment of the Participant's benefits over a five year period will not provide annual distributions of at least $3,000, the Participant's Account shall be paid in a lump sum.

  (v) Effect of Competition. Notwithstanding the Primary Election Form or any provision set forth herein, the entire balance of a Participant's Interest Accounts shall be paid immediately to the Participant a lump sum in the event the Participant ceases to be an employee of the Company or any of its Subsidiaries or Affiliates and becomes a proprietor, officer, partner, employee or otherwise becomes affiliated with any business that is in competition with the Company or an affiliated company, or becomes employed by any governmental agency having jurisdiction over the activities of the Company or an affiliated company.

  (vi) Effect of Adverse Determination. Notwithstanding the Primary Election Form or any provision set forth herein, if the Internal Revenue Service determines, for any reason, that all or any portion of the amounts credited under this Plan is currently includable in the taxable income of any Participant, then the amounts so determined to be includable in income shall be distributed in a lump sum to such Participant as soon as practicable.

  (vii) Payment to Beneficiary. Upon the Participant's death, all unpaid amounts held in the Participant's Account shall be paid to the Participant's Beneficiary in a lump sum on or about the first Business Day of the fourth month following the Participant's death.

  (i) Financial Hardship. The Plan Administrator may, in its sole discretion, accelerate the making of payment to a Participant of an amount reasonably necessary to handle a severe financial hardship of a sudden and unexpected nature due to causes not within the control of the Participant. All financial hardship distributions shall be made in cash in a lump sum. Such payments will be made on a first-in, first-out basis so that the oldest compensation deferred under the Plan shall be deemed distributed first in a financial hardship.

  (j) Payment to Minors and Incapacitated Persons. In the event that any amount is payable to a minor or to any person who, in the judgment of the Plan Administrator, is incapable of making proper disposition thereof, such payment shall be made for the benefit of such minor or such person in any of the following ways as the Plan Administrator, in its sole discretion, shall determine:

  (a) By payment to the legal representative of such minor or such person;

  (b) By payment directly to such minor or such person;

  (c) By payment in discharge of bills incurred by or for the benefit of such minor or such person. The Plan Administrator shall make such payments without the necessary intervention of any guardian or like fiduciary, and without any obligation to require bond or to see to the further application of such payment. Any payment so made shall be in complete discharge of the Plan's obligation to the Participant and his or her Beneficiaries.

  (k) Application for Benefits. The Plan Administrator may require a Participant or Beneficiary to complete and file certain forms as a condition precedent to receiving the payment of benefits. The Plan Administrator may rely upon all such information given to it, including the Participant's current mailing address. It is the responsibility of all persons interested in receiving a distribution pursuant to the Plan to keep the Plan Administrator informed of their current mailing addresses.

  (l) Designation of Beneficiary. Each Participant from time to time may designate any person or persons (who may be designated contingently or successively and who may be an entity other than a natural person) as his or her Beneficiary or Beneficiaries to whom the Participant's Account is to be paid if the Participant dies before receipt of all such benefits. Each Beneficiary designation shall be on the form prescribed by the Plan Administrator and will be effective only when filed with the Plan Administrator during the Participant's lifetime. Each Beneficiary designation filed with the Plan Administrator will cancel all Beneficiary designations previously filed with the Plan Administrator. The revocation of a Beneficiary designation, no matter how effected, shall not require the consent of any designated Beneficiary.

  (m) Election to Receive Stock Options. Each Eligible Executive or Non-Employee Director shall be granted Stock Options subject to the following terms and conditions:

  (i) Stock Options Converted from Deferred Salary. At any time, but only one time, during the twelve-month period following the end of a calendar year with respect to which a Participant deferred Salary into the Plan, the Participant shall have the right to convert some or all of his or her Interest Account for Salary for such previous year into Stock Options pursuant to this Article 10. To make such election, the Participant must file with the Plan Administrator a written irrevocable Secondary Election Form for Salary to receive Stock Options as of the date of the filing of such Secondary Election Form (the "Option Grant Date").

  (ii) Stock Options Converted from Deferred Bonus. At any time, but only one time, during the twelve-month period following the end of a calendar year with respect to which a Participant deferred Annual Bonus into the Plan, the Participant shall have the right to convert some or all of his or her Interest Account for Bonus for such previous year into Stock Options pursuant to this
Article 10. To make such election, the Participant must file with the Plan Administrator a written irrevocable Secondary Election Form for Bonus to receive Stock Options as of the date of the filing of such Secondary Election Form (the "Option Grant Date").

  (iii) Stock Options Converted from Annual Compensation. At any time, but only one time, during the calendar year immediately following the filing of a Primary Election Form, a Non-Employee Director shall have the right to convert into Stock Options the then-current balance (as of the date of such election to receive Stock Options) in his or her Interest Account for the calendar year to which the Primary Election Form relates. For example, if a Primary Election Form is filed in December 1998 to defer Annual Compensation to be earned in 1999, the director may elect at any time in 1999 to convert such deferred amount to Options. To make such election, the Participant must file with the Plan Administrator a written irrevocable Secondary Election Form to receive Options as of the date of the election (the "Option Grant Date").

  (iv) Exercise Price of Stock Options. The exercise price per Share under each Stock Option granted pursuant to this Article 10 shall, at the election of the Optionee as indicated on the Secondary Election Form, be either 100% of the Fair Market Value per Share on the Option Grant Date, or a lesser percentage (but not less than 75%) of the Fair Market Value per Share on the Option Grant Date, such lesser percentage to be determined by the Committee from time to time. Such Secondary Election Form shall indicate the percentage of such Stock Options to be granted at each Exercise Price, which choice may affect the number of Stock Options to be received pursuant to this Section 10(m).

  (n) Number and Terms of Options. The number of Shares subject to a Stock Option granted pursuant to this Article 10 shall be the number of whole Shares equal to A divided by B, where:

  A = the dollar amount which the Eligible Executive has elected pursuant to
Section 6.1 to convert to Stock Options; and

  B = the per share value of a Stock Option on the Option Grant Date, as determined by the Committee using any recognized option valuation model selected by the Committee in its discretion (such value to be expressed as a percentage of the Fair Market Value per Share on the Option Grant Date).

  In determining the number of Shares subject to a Stock Option, (i) the Committee may designate the assumptions to be used in the selected option valuation model, and (ii) any fraction of a Share will be rounded up to the next whole number of Shares.

  (o) Exercise of Stock Options. Each Stock Option shall be first exercisable, cumulatively, as to 10% commencing on the each of the first through tenth anniversaries of the Option Grant Date; provided, however, that any Stock Option held by a Covered Employee shall not be exercisable before the first day of the calendar year immediately following the year in which the Optionee ceased to be a Covered Employee. An Optionee's death, retirement or other termination of employment shall not shorten the term of any outstanding Stock Option. In no event shall the period of time over which the Stock Option may be exercised exceed the longer of (i) eleven years from the Option Grant Date, or (ii) the thirtieth (30th) day of the calendar year immediately following the year in which an Optionee ceased to be a Covered Employee. A Stock Option, or portion thereof, may be exercised in whole or in part only with respect to whole Shares. Shares shall be issued to the Optionee pursuant to the exercise of a Stock Option only upon receipt by the Company from the Optionee of payment in full in cash of the aggregate purchase price for the Shares subject to the Stock Option or portion thereof being exercised.

  (p) Accelerated Vesting. Notwithstanding the normal vesting schedule set forth in Section 6.3 hereof, any and all outstanding Options shall become immediately exercisable upon the first to occur of (i) the death of the Optionee, (ii) the Optionee obtaining Normal Retirement Age, (iii) the occurrence of a Change in Control, or (iv) the unanimous determination by the Committee that a particular Stock Option or Options shall become fully exercisable. Upon acceleration, an Option will remain exercisable for the remainder of its original term.

  (q) Stock Option Award Notice. Each Stock Option granted under this Section 10 shall be evidenced by a Stock Option Award Notice which shall be executed by an authorized officer of the Company. Such Award Notice shall contain provisions regarding (a) the number of Shares that may be issued upon exercise of the Stock Option, (b) the exercise price per Share of the Option and the means of payment therefor, (c) the term of the Stock Option, and (d) such other terms and conditions not inconsistent with the Plan as may be determined from time to time by the Committee.

  (r) Transferability of Options. No Stock Option granted under this Section 10 shall be assignable or transferable by the Optionee other than by will or the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, and (ii) is otherwise appropriate and desirable, taking into account any state or federal securities laws applicable to transferable Stock Options.

  SECTION 11. LOAN PROVISIONS.

  With the consent of the Committee, the Company may make, or arrange for, a loan or loans to an employee with respect to the exercise of any Stock Option granted under the Plan and/or with respect to the payment of the purchase price, if any, of any Restricted Stock awarded hereunder. The Committee shall have full authority to decide whether to make a loan or loans hereunder and to determine the amount, term and provisions of any such loan or loans, including the interest rate to be charged in respect of any such loan or loans, whether the loan or loans are to be with or without recourse against the borrower, the terms on which the loan is to be repaid and the conditions, if any, under which the loan or loans may be forgiven.

  SECTION 12. AMENDMENTS AND TERMINATION.

  The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made which would impair the right of an Optionee or Participant under a Stock Option, Director Stock Option, Stock Appreciation Right, Restricted Stock or Deferred Stock award theretofore granted, without the Optionee's or Participant's consent.

  Amendments may be made without stockholder approval except as required to satisfy Rule 16b-3 under the Exchange Act, Section 162(m) of the Code, stock exchange listing requirements, or other regulatory requirements.

  The Committee may amend the terms of any award or option (other than Director Stock Options granted pursuant to Section 6(a)) theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder without his consent. The Committee may also substitute new Stock Options for previously granted Stock Options including options granted under other plans applicable to the Participant and previously granted Stock Options having higher option prices.

  SECTION 13. UNFUNDED STATUS OF PLAN.

  The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or Optionee by the Company, nothing set forth herein shall give any such Participant or Optionee any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments in lieu of or with respect to awards hereunder, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

  SECTION 14. CHANGE OF CONTROL.

  The following acceleration and valuation provisions shall apply in the event of a "Change of Control" or "Potential Change of Control," as defined in this
Section:

  (a) In the event of a "Change of Control," unless otherwise determined by the Committee in writing at or after grant, but prior to the occurrence of such Change of Control, or, if and to the extent so determined by the Committee in writing at or after grant (subject to any right of approval expressly reserved by the Committee at the time of such determination) in the event of a "Potential Change of Control," as defined in paragraph (c) of this
Section:

  (i) any Stock Appreciation Rights and any Stock Options awarded under the Plan not previously exercisable and vested shall become fully exercisable and vested;

  (ii) the restrictions and deferral limitations applicable to any Restricted Stock and Deferred Stock awards under the Plan shall lapse and such shares and awards shall be deemed fully vested; and

  (iii) the value of all outstanding Stock Options, Director Stock Options, Stock Appreciation Rights, Restricted Stock and Deferred Stock Awards, shall, to the extent determined by the Committee at or after grant, be settled on the basis of the "Change of Control Price" (as defined in paragraph (d) of this Section) as of the date the Change of Control occurs or Potential Change of Control is determined to have occurred, or such other date as the Committee may determine prior to the Change of Control or Potential Change of Control. In the sole discretion of the Committee, such settlements may be made in cash or in stock, as shall be necessary to effect the desired accounting treatment for the transaction resulting in the Change of Control. In addition, any Stock Option, Director Stock Option, and Stock Appreciation Right which has been outstanding for less than six months shall be settled solely in stock.

  (b) [Reserved]

  (c) For purposes of paragraph (a) of this Section, a "Potential Change of Control" means the happening of any of the following:

  (i) the entering into an agreement by the Company, the consummation of which would result in a Change of Control of the Company as defined in paragraph (b) of this Section; or

  (ii) the acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than the Company or a Subsidiary or any Company employee benefit plan) of securities of the Company representing 5 percent or more of the combined voting power of the Company's outstanding securities and the adoption by the Board of Directors of a resolution to the effect that a Potential Change of Control of the Company has occurred for purposes of this Plan.

  (d) For purposes of this Section, "Change of Control Price" means the highest price per share paid in any transaction reported on the New York Stock Exchange Composite Tape, or paid or offered in any transaction related to a potential or actual Change of Control of the Company at any time during the preceding sixty day period as determined by the Committee, except that (i) in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, such price shall be based only on transactions reported for the date on which the Committee decides to cashout such options, and (ii) in the case of Director Stock Options, the sixty day period shall be the period immediately prior to the Change of Control.

  SECTION 15. LIMITATIONS ON PAYMENTS.

  (a) Notwithstanding Section 14 above or any other provision of this Plan or any other agreement, arrangement or plan, in no event shall the Company pay or be obligated to pay any Plan Participant an amount which would be an Excess Parachute Payment except as provided in Section 15(f) below and except as the Committee specifically provides otherwise in the Participant's grant agreement. For purposes of this Plan, the term "Excess Parachute Payment" shall mean any payment or any portion thereof which would be an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code, and would result in the imposition of an excise tax under Section 4999 of the Code, in the opinion of tax counsel selected by the Company, ("Tax Counsel"). In the event it is determined that an Excess Parachute Payment would result if the full acceleration of vesting and exercisability provided in Section 14 above were made (when added to any other payments or benefits contingent on a change of control under any other agreement, arrangement or plan), the payments due under Section 14(a) shall be reduced to the minimum extent necessary to prevent an Excess Parachute Payment; then, if necessary to prevent an Excess Parachute Payment, benefits or payments under any other plan, agreement or arrangement shall be reduced. If it is established pursuant to a final determination of a court or an Internal Revenue Service administrative appeals proceeding that, notwithstanding the good faith of the Participant and the Company in applying the terms of this Section 15(a), a payment (or portion thereof) made is an Excess Parachute Payment, then, the Company shall pay to the Participant an additional amount in cash (a "Gross-Up Payment") equal to the amount necessary to cause the amount of the aggregate after-tax compensation and benefits received by the Participant hereunder (after payment of the excise tax under Section 4999 of the Code with respect to any Excess Parachute Payment, and any state and federal income taxes with respect to the Gross-Up Payment) to be equal to the aggregate after-tax compensation and benefits he or she would have received as if Sections 280G and 4999 of the Code had not been enacted.

  (b) Subject to the provisions of Section 15(c), the amount of any Gross-Up Payment and the assumptions to be utilized in arriving at such amount, shall be determined by a nationally recognized certified public accounting firm designated by the Company (the "Accounting Firm"). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to Section 15(a), shall be paid by the Company to the participant within five (5) days after the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and participant.

  (c) Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Company of a Gross-Up Payment. Such notification shall be given no later than ten (10) business days after Participant is informed in writing of such claim and shall apprise the Company of the nature of the claim and the date of requested payment. Participant shall not pay the claim prior to the expiration of the thirty (30) day period following the date on which it gives notice to the Company. If the Company notifies Participant in writing prior to the expiration of the period that it desires to contest such claim, Participant shall:

  (i) give the Company any information reasonably requested by the Company relating to such claim;

  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to participant;

  (iii) cooperate with the Company in good faith in order to effectively contest such claim; and

  (iv) permit the Company to participate in any proceedings relating to such claim.

  Without limitation on the foregoing provisions of this Section 15(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Participant agrees to prosecute such contest to a determination before any administration tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of the contest; provided, further, that if the Company directs Participant to pay any claim and sue for a refund, the Company shall advance the amount of the payment to Participant, on an interest-free basis, and shall indemnify and hold Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to the advance or with respect to any imputed income with respect to the advance.

  (d) In the event that the Company exhausts its remedies pursuant to Section 15(c) and Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Gross-Up Payment required and such payment shall be promptly paid by the Company to or for the benefit of Participant.

  (e) If, after the receipt of Participant of an amount advanced by the Company pursuant to Section 15(c), Participant becomes entitled to receive any refund with respect to such claim, Participant shall promptly after receiving such refund pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Participant of an amount advanced by the Company pursuant to
Section 15(c), a determination is made that Participant shall not be entitled to any refund with respect to such claim and the Company does not notify Participant in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

  (f) Notwithstanding the foregoing, the limitation set forth in Section 15(a) shall not apply to a Participant if in the opinion of Tax Counsel or the Accounting Firm (i) the total amounts payable to the Participant hereunder and under any other agreement, arrangement or plan as a result of a change of control (calculated without regard to the limitation of Section 15(a)), reduced by the amount of excise tax imposed on the Participant under Code
Section 4999 with respect to all such amounts and reduced by the state and federal income taxes on amounts paid in excess of the limitation set forth in
Section 15(a), would exceed (ii) such total amounts payable after application of the limitation of Section 15(a). No Gross-Up Payment shall be made in such case.

  SECTION 16. GENERAL PROVISIONS.

  (a) All certificates for shares of Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

  (b) Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any consultant, employee or director of the Company, any Subsidiary or any Affiliate, any right to continued employment (or, in the case of a consultant or director, continued retention as a consultant or director) with the Company, a Subsidiary or an Affiliate, as the case may be, nor shall it interfere in any way with the right of the Company, a Subsidiary or an Affiliate to terminate the employment of any of its employees at any time.

  (c) Each Participant shall, no later than the date as of which the value of an award first becomes includible in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee, in its sole discretion, regarding payment of, any Federal, FICA, state, or local taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements.

  The Committee may permit or require, in its sole discretion, Participants to elect to satisfy their Federal, and where applicable, FICA, state and local tax withholding obligations with respect to all awards other than Stock Options which have related Stock Appreciation Rights by the reduction, in an amount necessary to pay all said withholding tax obligations, of the number of shares of Stock or amount of cash otherwise issuable or payable to said Participants in respect of an award. The Company and, where applicable, its Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes owed hereunder by a Participant from any payment of any kind otherwise due to said Participant.

  (d) At the time of grant or purchase, the Committee may provide in connection with any grant or purchase made under this Plan that the shares of Stock received as a result of such grant or purchase shall be subject to a right of first refusal, pursuant to which the Participant shall be required to offer to the Company any shares that the Participant wishes to sell, with the price being the then Fair Market Value of the Stock, subject to the provisions of Section 14 hereof and to such other terms and conditions as the Committee may specify at the time of grant.

  (e) No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

  (f) In the event that any provision of the Plan or any related Stock Option Award Notice is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan or any related Stock Option Award Notice.

  (g) The rights and obligations under the Plan and any related agreements shall inure to the benefit of, and shall be binding upon the Company, its successors and assigns, and the Non-Employee Directors and their beneficiaries.

  (h) Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

  (i) The Plan shall be construed, governed and enforced in accordance with the law of Delaware, except as such laws are preempted by applicable federal law.

  SECTION 17. EFFECTIVE DATE OF PLAN.

  The Plan shall be effective on the date it is approved by a majority vote of the Company's stockholders.

  SECTION 18. TERM OF PLAN.

  No Stock Option, Director Stock Option, Stock Appreciation Right, Restricted Stock award or Deferred Stock award shall be granted pursuant to the Plan on or after April 23, 2008, but awards theretofore granted may extend beyond that date.

                                   EXHIBIT A

                       PRIMARY ELECTION FORM FOR SALARY
                       FOR THE [SECOND QUARTER OF 1998]

            ELECTION TO DEFER SALARY PURSUANT TO SECTION 10 OF THE
                TORCHMARK CORPORATION 1998 STOCK INCENTIVE PLAN

  The following constitutes the irrevocable election of the undersigned under the Torchmark Corporation 1998 Stock Incentive Plan (the "Plan") with respect to the undersigned's salary as an executive officer of Torchmark Corporation (the "Company") or its subsidiaries and affiliates to be earned by the undersigned during the calendar quarter identified above ("Next Quarter's Salary"). Capitalized terms used herein and not otherwise defined have the meanings assigned such terms in the Plan.

  I hereby irrevocably elect to defer into my Interest Account for Salary
under the Plan for the year identified above,      % [indicate any percentage
up to 100%, in 10% increments] or $       [indicate any dollar amount in
increments of $10,000] of my Next Quarter's Salary until the earliest of (a) December 31 of the fifth year after the year identified above, (b) the first Business Day of the fourth month after my death, or (b) my termination as an employee of the Company or any of its subsidiaries or affiliates for any reason other than my death (the "Payment Date"); subject to, however, my ability under the Plan to make a one-time election at any time during the twelve-month period following the end of the year identified above, to be effective on the date such subsequent election is received by the Plan Administrator, to convert some or all of the balance in my Interest Account for Salary for such year to Options to purchase common stock of the Company in accordance with the terms and provisions of the Plan. Any amount remaining in my Interest Account for Salary on the Payment Date will be paid to me or my Beneficiary as follows:

  if I have previously filed a Primary Election Form for Bonus or a Primary Election Form for Salary for the year identified above, then in the same manner as indicated on such form, or if I have not previously filed a Primary Election Form for Bonus or a Primary Election Form for Salary for such year, then [please check ONE box] [ ] in cash in a lump sum on the Payment Date, or [ ] in approximately
  equal installments over       months [up to 120 months] beginning on the
  Payment Date; provided, however, that in the event of my death during such payout period, the remaining balance shall be payable to my Beneficiary in a lump sum on the first Business Day of the fourth month after my death.

  Executed this       day of                , 1998.

                                       ---------------------------------------
                                       (Name)

                                   EXHIBIT B

                        PRIMARY ELECTION FORM FOR BONUS
                           FOR [CALENDAR YEAR 1998]

                    ELECTION TO DEFER BONUS PURSUANT TO THE
                TORCHMARK CORPORATION 1998 STOCK INCENTIVE PLAN

  The following constitutes the irrevocable election of the undersigned under
Section 10 of the Torchmark Corporation 1998 Stock Incentive Plan (the "Plan") with respect to the undersigned's bonus as an executive officer of Torchmark Corporation (the "Company") or its subsidiaries and affiliates to be earned by the undersigned during the calendar year identified above ("Current Year Bonus"). Capitalized terms used herein and not otherwise defined have the meanings assigned such terms in the Plan.

  I hereby irrevocably elect to defer into my Interest Account for Bonus under
the Plan for the year identified above,      % [indicate any percentage up to
100%, in 10% increments] or $      [indicate any dollar amount in increments
of $10,000] of my Current Year Bonus, if any, until the earliest of (a) December 31 of the fifth year after the year identified above, (b) the first Business Day of the fourth month after my death, or (c) my termination as an employee of the Company or any of its subsidiaries or affiliates for any reason other than my death (the "Payment Date"); subject to, however, my ability under the Plan to make a one-time election at any time during the twelve-month period following the end of the year identified above, to be effective on the date such subsequent election is received by the Plan Administrator, to convert some or all of the balance in my Interest Account for Bonus for such year to Options to purchase common stock of the Company in accordance with the terms and provisions of the Plan. Any amount remaining in my Interest Account for Bonus on the Payment Date will be paid to me or my Beneficiary as follows:

  if I have filed a Primary Election Form for Salary for the year identified above, then in the same manner as indicated on such form, or if I have not filed a Primary Election Form for Salary for such year, then [please check ONE box] [ ] in cash in a lump sum on the Payment Date, or
  [ ] in approximately equal installments over       months [up to 120
  months] beginning on the Payment Date; provided, however, that in the event of my death during such payout period, the remaining balance shall be payable to my Beneficiary in a lump sum on the first Business Day of the fourth month after my death.

  Executed this     day of             , 1998.

                                       ---------------------------------------
                                       (Name)

                                   EXHIBIT C

                      SECONDARY ELECTION FORM FOR SALARY
                           [FOR CALENDAR YEAR 1998]

               ELECTION TO RECEIVE STOCK OPTIONS PURSUANT TO THE
                TORCHMARK CORPORATION 1998 STOCK INCENTIVE PLAN

  The following constitutes the irrevocable election of the undersigned under the Torchmark Corporation 1998 Stock Incentive Plan (the "Plan") with respect to the conversion to Options of the balance in the undersigned's Interest Account for Salary under the Plan for the year identified above. Capitalized terms used herein and not otherwise defined have the meanings assigned such terms in the Plan.

  I hereby irrevocably elect to convert, as of the date hereof,      %
[indicate any percentage up to 100%, in 10% increments] of the balance in my Interest Account for Salary under the Plan for the year identified above to Options to purchase common stock of the Company in accordance with the terms and provisions of the Plan.

  I further elect that [please fill in the following blanks]:

     % of such Options will be granted at an exercise price of   % of the
  Fair Market Value of the Company's common stock on the date of grant, and

     % of such Options will be granted at an exercise price of 100% of the Fair Market Value of the Company's common stock on the date of grant.

  Executed this       day of           , 1999.

                                       ---------------------------------------
                                       (Name)

                                   EXHIBIT D

                       SECONDARY ELECTION FORM FOR BONUS
                           [FOR CALENDAR YEAR 1998]

               ELECTION TO RECEIVE STOCK OPTIONS PURSUANT TO THE
                TORCHMARK CORPORATION 1998 STOCK INCENTIVE PLAN

  The following constitutes the irrevocable election of the undersigned under the Torchmark Corporation 1998 Stock Incentive Plan (the "Plan") with respect to the conversion to Options of the balance in the undersigned's Interest Account for Bonus under the Plan for the year identified above. Capitalized terms used herein and not otherwise defined have the meanings assigned such terms in the Plan.

  I hereby irrevocably elect to convert, as of the date hereof,      %
[indicate any percentage up to 100%, in 10% increments] of the balance in my Interest Account for Bonus under the Plan for the year identified above to Options to purchase common stock of the Company in accordance with the terms and provisions of the Plan.

  I further elect that [please fill in the following blanks]:

    % of such Options will be granted at an exercise price of    % of the
  Fair Market Value of the Company's common stock on the date of grant, and

    % of such Options will be granted at an exercise price of 100% of the Fair Market Value of the Company's common stock on the date of grant.

  Executed this       day of           , 1999.

                                       ---------------------------------------
                                       (Name)

                                   EXHIBIT E

                             PRIMARY ELECTION FORM
                           [FOR CALENDAR YEAR 1998]

       ELECTION TO DEFER NON-EMPLOYEE DIRECTOR COMPENSATION PURSUANT TO
       SECTION 10 OF THE TORCHMARK CORPORATION 1998 STOCK INCENTIVE PLAN

  The following constitutes the irrevocable election of the undersigned under the Torchmark Corporation 1998 Stock Incentive Plan (the "Plan") with respect to the undersigned's annual cash retainer and meeting fees payable to the undersigned by Torchmark Corporation (the "Company") for services as a director (and, if applicable, as a member or chairman of a committee of the Board of Directors) of the Company during the calendar year identified above ("Next Year's Annual Compensation"). Capitalized terms used herein and not otherwise defined have the meanings assigned such terms in the Plan.

  I hereby irrevocably elect to defer into my Interest Account under the Plan
          % [indicate any percentage from 50% to 100%, in 10% increments] of my Next Year's Annual Compensation until the earliest of (a) December 31 of the fifth year after the year identified above, (b) the first Business Day of the fourth month after my death, or (c) my termination as a director of the Company for any reason other than my death (the "Payment Date"); subject to, however, my ability under the Plan to make a one-time election at any time during the calendar year identified above, to be effective on the date such subsequent election is received by the Plan Administrator, to convert the balance on such date in my Interest Account for such year to Options to purchase common stock of the Company in accordance with the terms and provisions of the Plan. Any amount remaining in my Interest Account on the Payment Date will be paid to me or my Beneficiary [please check ONE box] [ ] in cash in a lump sum on the Payment Date, or [ ] in approximately equal
installments over            months [up to 120 months] beginning on the
Payment Date; provided, however, that in the event of my death during such payout period, the remaining balance shall be payable to my Beneficiary in a lump sum on the first Business Day of the fourth month after my death.

  Executed this            day of December, 1998.

                                       ---------------------------------------
                                       (Name)

                                   EXHIBIT F

                            SECONDARY ELECTION FORM
                            [FOR CALENDAR YEAR 1998]

     ELECTION BY NON-EMPLOYEE DIRECTOR TO RECEIVE STOCK OPTIONS PURSUANT TO
       SECTION 10 OF THE TORCHMARK CORPORATION 1998 STOCK INCENTIVE PLAN

  The following constitutes the irrevocable election of the undersigned under the Torchmark Corporation 1998 Stock Incentive Plan (the "Plan") with respect to the conversion to Options of the balance in the undersigned's Interest Account under the Plan for the year identified above. Capitalized terms used herein and not otherwise defined have the meanings assigned such terms in the Plan.

  I hereby irrevocably elect to convert, as of the date hereof, the balance in my Interest Account under the Plan for the year identified above to Options to purchase common stock of the Company in accordance with the terms and provisions of the Plan.

  I further elect that [PLEASE FILL IN THE FOLLOWING BLANKS]:

    % of such Options will be granted at an exercise price of    % of the
  Fair Market Value of the Company's common stock on the date of grant, and

    % of such Options will be granted at an exercise price of 100% of the Fair Market Value of the Company's common stock on the date of grant.

  Executed this       day of           , 1999.

                                        ----------------------------------------
                                        (Name)

                             TORCHMARK CORPORATION
           PROXY/DIRECTION CARD FOR ANNUAL MEETING ON APRIL 23, 1998

P THIS PROXY/DIRECTION IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. The undersigned hereby appoints R. K. Richey and C. B. Hudson,
R jointly and sev-erally with full power of substitution, to vote all shares of common stock which the undersigned holds of record and is
O entitled to vote at the Annual Meeting of Shareholders to be held at the offices of the Company, 2001 Third Avenue South, Birmingham,
X Alabama on the 23rd day of April 1998 at 10:00 a.m. (CDT), or any adjournment thereof. All shares votable by the undersigned in-cluding
Y shares held of record by agents or trustees for the undersigned as a participant in the Dividend Reinvestment Plan (DRP), Torchmark Corporation Sav-ings and Investment Plan (TTP), Waddell & Reed Financial, Inc. Savings and In-vestment Plan (WRTP), Liberty National Life Insurance Company 401K Plan (LNL 401K) and the Profit Sharing and Retirement Plan of Liberty National Life In-surance Company (LNL PS&R) will be voted in the manner specified and in the discretion of the persons named above or such agents or trustees on such other matters as may properly come before the meeting.

ELECTION OF DIRECTORS:                             (change of address/comments)
   Joseph M. Farley, C. B. Hudson and
         Joseph L. Lanier, Jr.
                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE
BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH
TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.
THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND
RETURN THIS CARD.
                                                                    SEE REVERSE
                                                                        SIDE
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

  TORCHMARK MAINTAINS A DIVIDEND REINVESTMENT PLAN FOR ALL HOLDERS OF ITS COMMON STOCK. UNDER THE PLAN, SHAREHOLDERS MAY REINVEST ALL OR PART OF THEIR DIVIDENDS IN ADDITIONAL SHARES OF COMMON STOCK AND MAY ALSO MAKE PERIODIC ADDITIONAL CASH PAYMENTS OF UP TO $3,000 TOWARD THE PURCHASE OF TORCHMARK STOCK. PARTICIPATION IS ENTIRELY VOLUNTARY. MORE INFORMATION ON THE PLAN CAN BE OBTAINED BY CALLING 1-800-446-2617.

[ X ] Please mark your                                                      4937
      votes as in this
      example.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

               FOR  WITHHELD                      FOR  AGAINST  ABSTAIN
1. Election of [_]    [_]     2. Approval of 1998 [_]    [_]      [_]
   Directors                     Incentive Plan

                          FOR  AGAINST  ABSTAIN
3. Approval of Auditors   [_]    [_]      [_]

For, except vote withheld from the following nominee(s):

--------------------------------------------------------

                                                  Please sign exactly as
                                                  name appears hereon. Joint
                                                  owners should each sign.
                                                  When signing as attorney,
                                                  executor, administrator,
                                                  trustee or guardian,
                                                  please give full title as
                                                  such.


                                                  ------------------------------

                                                  ------------------------------
                                                  SIGNATURE(S)         DATE

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE


                             TORCHMARK CORPORATION

                             STOCKHOLDER INQUIRIES
            FOR GENERAL INFORMATION CONCERNING YOUR TORCHMARK STOCK,
                              CALL (205) 325-4270.